UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-12

ELIZABETH ARDEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on November 6, 2013

The annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Wednesday, November 6, 2013, at 10:00 a.m., local time, at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027, for the following purposes, as described in the attached proxy statement:

1.	To elect as directors the seven nominees named in the accompanying Proxy Statement to serve until the next annual meeting of shareholders, or until such person’s successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal;

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached proxy statement;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014;

4.	To consider and vote on a shareholder proposal, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on September 11, 2013, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting and during the annual meeting, a list of shareholders entitled to vote will be available for inspection at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027.

It is important that your shares be represented at the annual meeting regardless of how many shares you own. Whether or not you intend to be present at the annual meeting in person, we urge you to complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. If you hold your shares through a broker, bank or other nominee (that is, you hold your shares in “street name”), you will receive voting instructions from your bank or other nominee that you should follow in order to have your shares voted. Many shareholders who hold their shares in street name may have the option to vote by telephone or the Internet. We urge you to vote by telephone or the Internet, if possible, since your vote will be recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card or voting instructions from your bank, broker or other nominee for further directions on voting. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you attend the meeting, you may revoke a vote previously cast by proxy card and vote your shares in person. Also, you may revoke your proxy by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy at any time before it is voted. Street name holders who wish to revoke their previous voting instructions must follow the directions provided by their bank, broker or other nominee.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida

October 8, 2013

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE

ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY TELEPHONE OR THE INTERNET WHERE

POSSIBLE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ELIZABETH ARDEN, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 6, 2013

General

This proxy statement is being furnished to holders of common stock, par value $.01 per share, of Elizabeth Arden, Inc., in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at our corporate office located at 2400 S.W. 145th Avenue, 2nd Floor, Miramar, Florida 33027, at 10:00 a.m., local time, on November 6, 2013, and at any adjournment or postponement of the meeting, for the purposes set forth in the accompanying notice of meeting.

It is anticipated that our annual report for the fiscal year ended June 30, 2013 (fiscal 2013), this proxy statement, and the accompanying form of proxy card will be first mailed to our shareholders on or about October 8, 2013. The annual report is not to be regarded as proxy soliciting material.

Outstanding Shares and Voting Rights

Only holders of record of our common stock at the close of business on September 11, 2013, are entitled to notice of and to vote at the annual meeting. On that date, there were 29,607,102 shares of common stock entitled to vote on each matter to be presented at the annual meeting. Holders of our common stock have one vote per share on all matters.

A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the annual meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining the presence of a quorum at the annual meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers (or other custodians with record title to your shares held in street name) that do not receive instructions from beneficial owners may only exercise their discretionary voting power with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2014, and may not exercise their discretionary voting power with respect to any of the other proposals to be voted on at the annual meeting. Accordingly, if you do not instruct your broker how to vote on (i) the election of directors, (ii) the advisory vote on our executive officer compensation, or (iii) the shareholder proposal, if properly presented at the meeting, your broker will not vote for you.

Our by-laws provide that, if a quorum is present at a meeting of shareholders, each director and each matter presented for shareholder approval is elected or approved by our shareholders, as applicable, if the votes cast at the meeting in favor of the director or such matter exceed the votes cast against such director or matter, except as otherwise provided by our articles of incorporation or applicable law. Consequently, the number of shares of common stock represented in person or by proxy, and entitled to vote at the meeting, that are voted in favor of the election of each director, the approval of the resolution regarding the advisory vote on our named executive officer compensation, the proposed ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2014, and the shareholder proposal, if properly presented at the meeting, must exceed the number of shares voted against the approval of such matter in order for each director to be elected and for each such proposal to be approved by our shareholders. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any of the proposals to be voted on at the annual meeting.

Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting, and not revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted:

•	FOR the election of all of the nominees for director named in this Proxy Statement (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2014 (Proposal 3);

•	AGAINST the shareholder proposal if properly presented at the meeting (Proposal 4); and

•	in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.

You are requested, regardless of the number of shares that you hold, to sign the proxy and return it promptly in the enclosed envelope, or, if permitted by your bank, brokerage firm or other custodian, to vote by telephone or through the Internet. If you are a beneficial holder of our common stock, you should follow the voting instructions you will receive with our proxy materials from your broker, bank or other custodian. If you want to change your voting instructions, you must contact your custodian as directed in the instructions they provide. Each shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice sent to the attention of Secretary, Elizabeth Arden, Inc., or by delivery of a later-dated proxy. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. If you hold shares through a bank or in a brokerage account and you plan to attend and vote in person at the annual meeting, you will need to bring valid photo identification, a copy of a statement reflecting your share ownership as of the record date, and a legal proxy from your bank, broker or other custodian. This is because shareholders who hold shares of our common stock through banks, brokers or other nominees are not entitled to vote under applicable state law and therefore need to obtain proxy voting authority from their custodians if they wish to vote in person at the meeting.

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Elizabeth Arden, Inc. to be held on November 6, 2013: This proxy statement, the notice of annual meeting of shareholders, a sample form of the proxy sent or given to our shareholders, and our 2013 annual report are available on our website at http://annualmeeting.elizabetharden.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 16, 2013 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock and (ii) the beneficial ownership of common stock by (a) each of our directors and nominees for director, (b) the chief executive officer and each of the other named executive officers as set forth in the Fiscal 2013 Summary Compensation Table below, and (c) all of our directors and current executive officers as a group, without naming them. The percentage of beneficial ownership set forth below is based on 29,606,492 shares of our common stock outstanding on September 16, 2013.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentag of Class(2)
E. Scott Beattie(3)	1,713,800	5.7%
Fred Berens(4)	863,201	2.9%
Maura J. Clark(5)	47,600	*
Richard C. W. Mauran(6)	1,556,198	5.2%
William M. Tatham(7)	48,435	*
J. W. Nevil Thomas(8)	169,986	*
A. Salman Amin(9)	6,600	*
Joel B. Ronkin(10)	255,643	*
Stephen J. Smith(11)	116,603	*
Dirk Trappmann(12)	8,799	*
Kathleen Widmer(13)	11,245	*
M&G Investment Management Limited and M&G Investment Funds 1(14)	3,908,501	13.2%
FMR LLC (15)	2,078,239	7.0%
All directors and current executive officers as a group (13 persons)(16)	4,851,252	15.8%

*	Less than one percent of the class.

(1)	Except as otherwise noted below, the address of each of the persons shown in the above table is c/o Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, 2nd Floor, Miramar, Florida 33027.

(2)	Includes, where applicable, shares of common stock issuable upon the exercise of options to acquire common stock held by such person that may be exercised within 60 days after September 16, 2013. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.

(3)	Includes (i) 960,680 shares of common stock, (ii) 171,420 shares of common stock held in a family trust for which Mr. Beattie’s spouse is the trustee, and (iii) 581,700 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 960,680 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. Does not include 94,941 restricted stock units.

(4)	Includes (i) 813,401 shares of common stock, (ii) 200 shares of common stock held in custodial accounts for Mr. Berens’ children, and (iii) 49,600 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 813,401 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. The address of Mr. Berens is 333 Avenue of the Americas, Suite 4600, Miami, Florida 33131.

(5)	Includes (i) 10,000 shares of common stock and (ii) 37,600 shares of common stock issuable upon the exercise of stock options. The address of Ms. Clark is 1001 Liberty Avenue, Suite 1200, Pittsburgh, PA 15222.

(6)	Includes (i) 1,511,598 shares of common stock owned by Sloan Financial Corporation, a company controlled by Mr. Mauran, and (ii) 44,600 shares of common stock issuable upon the exercise of stock options. The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3, England. Of these shares of common stock, 1,511,598 shares are held by brokers in margin accounts, regardless of whether loans are outstanding.

(7)	Includes (i) 8,830 shares of common stock owned individually by Mr. Tatham, (ii) 4,555 shares of common stock owned by Mr. Tatham’s spouse, (iii) 950 shares of common stock owned by a family holding company of which Mr. Tatham is president and director, and (iv) 34,100 shares of common stock issuable upon the exercise of stock options. Mr. Tatham disclaims beneficial ownership as to the shares of common stock owned by his spouse and the family holding company. The address of Mr. Tatham is 10 York Mills Road, Ste. 700, Toronto, Ontario M2P 2G4, Canada.

(8)	Includes (i) 9,690 shares of common stock owned individually by Mr. Thomas, (ii) 6,202 shares of common stock owned by Sandringham Capital Services Corp., a company controlled by Mr. Thomas, (iii) 86,238 shares of common stock held by Nevcorp, Inc., a company for which Mr. Thomas serves as Chief Executive Officer with voting and investment control over the shares, and which is owned by Mayfront Trust, of which Mr. Thomas and two of his children are trustees, (iv) 23,256 shares of common stock owned by S.E.T. Holdings Corporation, a corporation controlled by Mr. Thomas, and (v) 44,600 shares of common stock issuable upon the exercise of stock options. Of these shares of common stock, 115,696 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. The address of Mr. Thomas is 130 Adelaide Street West, Oxford Tower, Suite 2900, Toronto, Ontario M5H 3P5, Canada.

(9)	Includes 6,600 shares of common stock issuable upon the exercise of stock options. The address of Mr. Amin is 1525 Howe Street, Racine, Wisconsin 53403.

(10)	Includes (i) 92,143 shares of common stock, (ii) 163,000 shares of common stock issuable upon the exercise of stock options, and (iii) 500 shares held in a trust, of which Mr. Ronkin is the trustee, for the benefit of one of Mr. Ronkin’s children. Of these shares of common stock, 92,143 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. Does not include 50,301 restricted stock units.

(11)	Information provided as of September 1, 2013, Mr. Smith’s last day with the company.

(12)	Includes (i) 4,466 shares of common stock, and (ii) 4,333 shares of common stock issuable upon the exercise of stock options. Does not include 3,934 restricted stock units. On August 8, 2013, the company announced that Mr. Trappmann is leaving the company.

(13)	Includes (i) 4,477 shares of common stock and (ii) 6,768 shares of common stock issuable upon the exercise of stock options. Does not include 11,467 restricted stock units.

(14)	Based on Amendment No. 7 to Schedule 13G dated December 31, 2012, filed by M&G Investment Management Limited and M&G Investment Funds 1, which reflects (i) shared voting and dispositive power held by M&G Investment Management Limited with respect to 3,908,501 shares of common stock, and (ii) shared voting and dispositive power held by M&G Investment Funds 1 with respect to 3,820,001 shares of common stock. The address of M&G Investment Management Limited and M&G Investment Funds 1 is Governor’s House, Laurence Pountney Hill, London EC4R 0HH, United Kingdom.

(15)	Based on Amendment No. 1 to Schedule 13G filed February 14, 2013 by FMR LLC, which reflects sole dispositive power with respect to 2,078,239 shares of common stock. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	Includes (i) 3,804,617 shares of common stock and (ii) 1,046,635 shares of common stock issuable upon exercise of stock options. Of these shares of common stock, 3,695,921 shares are held by brokers in margin accounts, regardless of whether loans are outstanding. Does not include 206,777 restricted stock units or shares held by Mr. Smith, who left the company on September 1, 2013.

PROPOSAL 1 —

ELECTION OF DIRECTORS

Majority Voting for Directors

Our by-laws provide that, in an uncontested election of directors, a director must receive a majority of the votes cast at the annual meeting of shareholders at which a quorum is present in order to be elected to the board, and in a contested election, a director must receive a plurality of the votes cast at the annual meeting of shareholders in order to be elected to the board. In addition, our Corporate Governance Guidelines and Principles provide that the board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as a director, irrevocable resignations that will be effective upon the board’s acceptance of such resignation if the candidate fails to receive the required vote at the next annual meeting at which such candidate faces election or re-election. In such event, the nominating and corporate governance committee must then recommend to the board what actions should be taken with respect to such director, based upon the consideration of all factors deemed relevant by the committee, and the board must publicly disclose its decision within 90 days of the date of certification of the election results. Each director nominee has submitted an irrevocable, conditional letter of resignation that will be considered by the board of directors if that candidate fails to receive a majority of the votes cast at the 2013 annual meeting.

Information about the Nominees

Seven directors are to be elected at the annual meeting. Our articles of incorporation provide that the number of directors constituting the board of directors shall not be less than one person, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the entire board. The board of directors has fixed the number of directors at seven.

Based on the recommendation of the nominating and corporate governance committee of the board of directors, all seven nominees have been designated by the board of directors as nominees for election as directors, to serve until the next annual meeting of shareholders, or until that person’s successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. All seven nominees named below are currently serving as our directors.

In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur.

The names of the nominees for our board of directors and information about them are set forth below.

Nominee	Director Since	Business Experience During Past Five Years and Other Directorships and Qualifications

E. Scott Beattie	January 1995

Mr. Beattie, age 54, has served as Chairman of our board of directors since April 2000, as our Chief Executive Officer since March 1998, and as one of our directors since January 1995. Mr. Beattie also has served as our President since August 2006, a position he also held from April 1997 to March 2003. In addition, Mr. Beattie served as our Chief Operating Officer from April 1997 to March 1998, and as Vice Chairman of the board of directors from November 1995 to April 1997. He is Chairman of the board of directors of the Personal Care Products Council, the U.S. trade association for the cosmetic and personal care products industry, and a member of the advisory board of the Ivey Business School. In addition, he is a member of the executive committee of the board of directors, and chairperson of the audit and finance committee of the board of directors, of PENCIL, a not-for-profit organization that benefits New York City public schools.

The board has selected Mr. Beattie to serve as a director because of his proven record of leadership and his instrumental role in the growth of our company, as well as his extensive knowledge of our industry. Throughout his career with our company he has acquired valuable financial, management, operational and industry expertise that provides the board of directors with a unique and valuable perspective on the opportunities and challenges that face our company.

Fred Berens	July 1992

Mr. Berens, age 70, has served as our lead independent director since February 2009. Mr. Berens has served in various capacities with Wells Fargo Advisors LLC (formerly known as Wachovia Securities, Inc.), an investment-banking firm, since March 1965, most recently as managing director-investments since September 2004. Mr. Berens has served as a member of the board of directors of Public Broadcasting Systems since 2008, serving as the chairman of its audit committee since 2012, and has also served on the board of trustees of the University of Miami since 1972 and as a member of the board of directors of Channel 2 WPBT (South Florida’s public broadcasting station) since 1981, serving as its chairman in 1988.

The board has selected Mr. Berens to serve as a director because of his financial expertise and his knowledge of capital markets. Mr. Berens’ experience as a managing director with large investment banking firms has provided him with excellent financial and analytical skills that are valuable to the board of directors. In addition, Mr. Berens’
prior service on the board of directors and audit committees of Peninsula Federal
Savings & Loan and Intercontinental Bank provided him with extensive experience in board and audit committee functions that are valuable to the board of directors.

J. W. Nevil Thomas	July 1992

Mr. Thomas, age 75, served as non-executive Vice Chairman of our board of directors from April 1997 to August 2006 and previously served as non-executive Chairman of our board of directors from July 1992 to April 1997. Mr. Thomas has served as President and Chief Executive Officer of Nevcorp, a financial and management consulting firm, since 1970, and has been Chairman of BCC Advisors, Inc. (formerly known as Bedford Capital Corporation) since 1982. Mr. Thomas has also served as a director of Reliable Life Insurance Company and Old Republic Insurance Company of Canada, non-public wholly-owned subsidiaries of Old Republic International Corporation, since 1981 and 1992, respectively. In addition to the public companies noted above, Mr. Thomas served as a director and member of the audit committee of Templeton Growth Funds, Ltd., a publicly-traded mutual fund managed by a wholly-owned subsidiary of Franklin Resources, Inc., from July 2003 through June 2013. He has also served on the boards of several companies traded on the Toronto Stock Exchange (including Pet Valu, Inc., Fidelity Trust Company, and Simcoe Erie General Insurance Company) and is the lead director of the Discovery Fund at Princess Margaret Hospital in Toronto, Canada.

The board has selected Mr. Thomas to serve as a director because his long career as a private equity investor and public company director has provided him with significant experience in evaluating and advising management teams through growth and expansion, as well as with extensive knowledge of a full range of corporate and board functions that brings a valuable perspective to the board of directors.

Richard C.W. Mauran	July 1992

Mr. Mauran, age 79, is a retired private equity investor. Over the course of his career, Mr. Mauran founded two successful Canadian companies (FoodCorp and Industrial Growth Fund, which became Mackenzie Financial Corporation, one of Canada’s largest mutual fund management companies). In addition, he served as a director of several publicly-traded companies, including Microbix Biosystems, Inc. (Toronto Stock Exchange), Premdor, Inc. (NYSE and Toronto Stock Exchange), and US Physical Therapy, Inc. (NASDAQ).

The board has selected Mr. Mauran to serve as a director because his long career as an entrepreneur, private equity investor and public company director has provided him with significant experience in successfully leading companies through growth and expansion and a unique perspective that is valuable to the board of directors.

Maura J. Clark	August 2005	Ms. Clark, age 54, has served as President, Direct Energy Business, of Direct Energy Services, LLC, an energy and energy services provider in North America and a subsidiary of United Kingdom based Centrica plc since September 2007. From July 2006 to September 2007, Ms. Clark served as Executive Vice President, Strategy and Mergers and Acquisitions, of Direct Energy Services, LLC. From April 2005 until July 2006, Ms. Clark was the Senior Vice President, North American Strategy and Mergers and Acquisitions of Direct Energy Services, LLC. From March 2003 to April 2005, Ms. Clark was an independent consultant providing strategic and corporate development services. From October 2000 to February 2003, Ms. Clark was a managing director at Goldman Sachs & Co., an investment-banking firm. From August 1995 to September 2000, Ms. Clark served as the Executive Vice President, Corporate Development and

Chief Financial Officer for Premcor, Inc. (formerly known as Clark Refining & Marketing, Inc.), a petroleum refiner and marketer. Ms. Clark is a chartered accountant.

The board has selected Ms. Clark to serve as a director because of the financial,

accounting, executive and corporate development expertise that she has developed through her various positions with Direct Energy Services LLC, Goldman Sachs & Co., and Premcor, Inc., and her qualification as a chartered accountant.

William M. Tatham	July 2001

Mr. Tatham, age 54, has served as Chief Executive Officer of NexJ Systems, Inc., a publicly-held, Canada-based client relationship management software company, since June 2006, and as Chief Executive Officer and general managing partner of XJ Partners, Inc., a Canada-based strategy consulting company, since September 2001. From November 2000 to June 2001, Mr. Tatham served as Vice President and General Manager of Siebel Systems, Inc., an e-business applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the Chairman and Chief Executive Officer of Janna Systems, Inc., a publicly-held, Canada-based software development company that Mr. Tatham founded.

The board has selected Mr. Tatham to serve as a director because of the valuable executive and information technology expertise that he has developed through his various positions with Janna Systems, Inc., Siebel Systems, XJ Partners, Inc., and NexJ Systems, Inc.

A. Salman Amin	November 2010

Mr. Amin, age 53, has served as Chief Operating Officer, North America Markets, for SC Johnson & Son, Inc., since March 2013. Prior to SC Johnson, Mr. Amin was with Pepsico, Inc., serving as Chief Marketing Officer from May 2012 to March 2013, and as Executive Vice President, Sales and Marketing from September 2009 to May 2012. From 1995 through August 2009, Mr. Amin served in various management and marketing positions with PespiCo, Inc., including serving as President of PepsiCo United Kingdom and Ireland, Senior Vice-President and Chief Marketing Officer for Pepsi-Cola International, and Chief Marketing Officer and General Manager, International Marketing Development, Frito-Lay International. Prior to joining PepsiCo, Inc. in 1995, Mr. Amin spent 10 years with Procter & Gamble Company in various brand management positions of increasing responsibility.

The board has selected Mr. Amin to serve as a director because of his extensive career with two leading global consumer packaged goods companies. This experience has provided him with a broad set of brand management, marketing, sales, financial and strategic skills, developed through his postings around the world in locations such as the Middle East, Asia, Europe and the United States, which brings a valuable perspective to the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”

THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the U.S. Securities and Exchange Commission (SEC) and to provide us with copies of these reports. Specific due dates have been established, and we are required to disclose any failure of these persons to file those reports on a timely basis during our fiscal year ended June 30, 2013. To the best of our knowledge, based solely upon a review of copies of reports furnished to us, filings with the SEC and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of our common stock made all such filings on a timely basis.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines and Principles; Director Independence. Our Corporate Governance Guidelines and Principles set forth the responsibilities and qualification standards of the members of our board of directors and are intended as a component of the governance framework within which the board of directors, assisted by its committees, directs our affairs. Among other things, our Corporate Governance Guidelines and Principles provide that our independent directors have the opportunity to meet in executive session at every board and board committee meeting, with the agenda for such meetings being established by our lead independent director. The full text of our Corporate Governance Guidelines and Principles, as approved by the board, is published on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Guidelines & Principles.”

The listing standards of the NASDAQ Global Select Market (NASDAQ) require that a majority of our board be composed of directors who are “independent,” as such term is defined by Rule 5605(a)(2) of NASDAQ’s Listing Rules. Our board has determined that each of our directors, with the exception of Mr. Beattie, is independent under NASDAQ and SEC rules. In making its independence determination, the board considered that Mr. Berens received compensation from Wells Fargo Advisors LLC of approximately $8,600 during fiscal 2013 resulting from services provided to certain of our executive officers by the financial advisory and account management group that Mr. Berens heads. Our company does not directly or indirectly reimburse Wells Fargo Advisors LLC for such fees. The board concluded that such relationship did not interfere with Mr. Berens’ ability to exercise independent judgment in carrying out the responsibilities of a director.

Shareholders may communicate with the board, individual members of the board or its committees by writing to: Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The Secretary will then distribute such communications to the intended recipient(s).

Code of Business Conduct. All of our employees, officers and directors are required to abide by our Code of Business Conduct which requires that they conduct our business with the utmost integrity and honesty and in a manner that adheres to the highest ethical standards and fully complies with all applicable laws and regulations. The full text of the Code of Business Conduct, as approved by our board, is published on our website, at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Code of Business Conduct.”

Supplemental Code of Ethics. Our directors, the chief executive officer, the chief financial officer, and our other executive officers and finance officers are also required to comply with our Supplemental Code of Ethics for the Directors and Executive and Finance Officers. This Supplemental Code of Ethics is intended to cover, among other things, the avoidance and handling of conflict of interest situations and the review of disclosure and accounting matters, including the adequacy of disclosure controls and procedures and internal controls over financial reporting. Any alleged violation of the Supplemental Code of Ethics or any violation of law must be reported to our general counsel or the chairperson of the audit committee, which may be done anonymously, in accordance with the procedures set forth in the Supplemental Code of Ethics.

The full text of this Supplemental Code of Ethics, as approved by our board, is published on our website, at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Code of Ethics.”

Board Leadership Structure; Lead Independent Director

E. Scott Beattie serves as both our Chairman of the Board and Chief Executive Officer. The board has determined that the most effective leadership structure for our company at this time is for Mr. Beattie to serve as both Chairman of the Board and Chief Executive Officer. Mr. Beattie is ultimately responsible for the day-to-day operations of our company and for the execution of our business strategy. Accordingly, the board believes that Mr. Beattie’s in-depth knowledge of company operations and performance, as well as the challenges faced by our company, best positions him to identify certain strategic issues and risks to be considered by the board, and his leadership on the board enhances communications between management and the board. The board retains the authority to modify this structure to best address our needs, as and when appropriate, and there have been times in our history when the positions of Chairman of the Board and Chief Executive Officer were not held by the same person.

In order to enhance the board’s active and objective oversight of our management, the board established the position of lead independent director in February 2009 and has elected Mr. Fred Berens to serve in that role until November 30, 2014, subject to his annual re-election to the board by our shareholders. The responsibilities of our lead independent director include (1) acting as the principal liaison between the independent directors and the Chairman of the Board; (2) developing the agenda for and presiding over executive sessions of the board’s independent directors; (3) approving with the Chairman the agenda for board and board committee meetings and the need for special meetings of the board; (4) advising the Chairman as to the quality, quantity and timeliness of the information submitted by management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties; (5) recommending to the board the retention of advisors and consultants who report directly to the board; (6) interviewing, along with the chairperson of the nominating and corporate governance committee, all board candidates, and making recommendations to the nominating and corporate governance committee; (7) chairing meetings of the board if the Chairman is not present, and (8) serving as a liaison for consultation and communication with shareholders. A copy of the charter for our lead independent director is available on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Lead Independent Director Charter.”

Meetings and Committees of Our Board of Directors

During fiscal 2013, the board met four times and each director attended at least 75% of the aggregate of the total meetings of the board and the total meetings of the committees of the board on which such director served. Our independent directors generally meet in executive session after board or board committee meetings. During fiscal 2013, the board had three committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. Directors are not required to attend our annual meetings of shareholders. Mr. Beattie was the only director present at our 2012 annual meeting of shareholders.

The Audit Committee

During fiscal 2013, the audit committee consisted of Messrs. Berens, Tatham and Thomas, and Ms. Clark. Our board has determined that Messrs. Berens and Thomas and Ms. Clark are each “audit committee financial experts” for purposes of the SEC’s rules and that each of the members of the audit committee is independent, as defined by applicable SEC and NASDAQ rules. Ms. Clark chairs the audit committee, which met four times during fiscal 2013.

The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal controls and the audits of our consolidated financial statements, and also carries out such other duties as directed by the board. The audit committee is responsible for, among others: (1) selecting, negotiating the compensation of, and overseeing the work of, the independent registered public accounting firm, including approving all audit, audit-related and permitted non-audit services performed for us by the independent registered public accounting firm and reviewing its independence; (2) reviewing the planning and staffing of the audit, including ensuring the rotation of the audit partner of the independent registered public accounting firm as required by law; (3) investigating matters brought to the attention of the audit committee; (4) reviewing our financial reporting activities, including the annual and quarterly reports and the consolidated financial statements included in such reports, the accounting principles, standards, policies and practices followed by us and management’s conclusions regarding the effectiveness of our internal control over financial reporting; (5) reviewing the internal quality control review of the independent registered public accounting firm and evaluating their qualifications and performance, and otherwise making all decisions regarding our engagement of this firm; (6) approving the audit committee report included in this proxy statement; (7) reviewing the independent registered public accounting firm’s certification and report on management’s assessment of internal control over financial reporting; and (8) reviewing and approving related person transactions in accordance with our related person transaction policy described on page 12.

The responsibilities of the audit committee, as approved by the board, are set forth in the audit committee charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Audit Committee.”

The Compensation Committee

During fiscal 2013, the compensation committee consisted of Messrs. Berens, Tatham and Amin. The board of directors has determined that each of the members of the compensation committee is independent, as defined by applicable NASDAQ rules. Mr. Berens chaired the compensation committee during most of fiscal 2013, with Mr. Amin replacing him as chairperson in May 2013. The compensation committee met four times during fiscal 2013.

The compensation committee is responsible for, among other things: (1) establishing an overall compensation strategy and programs for our executive officers and other employees, including approving grants of restricted stock, restricted stock units, stock options and cash bonus awards under our incentive plans; (2) reviewing and approving the strategy and individual elements of the compensation of our executive officers, including the chief executive officer; (3) administering our stock and cash incentive plans, and the employee stock purchase plan; (4) reviewing and discussing with management our disclosures contained in the Compensation Discussion and Analysis, and making a recommendation to the board regarding the inclusion of the Compensation Discussion and Analysis in our proxy statement; (5) reviewing and evaluating our compensation policies and practices as they relate to our risk management; (6) reviewing and approving our stock ownership guidelines for executive officers, as well as any waivers thereof, and (7) reviewing and making recommendations to the board regarding non-employee director compensation.

The responsibilities of the compensation committee, as approved by the board, are set forth in the committee’s charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Compensation Committee.”

The compensation committee has the authority, pursuant to its charter, to engage the services of outside experts and advisors as it deems necessary and appropriate to assist the compensation committee in fulfilling its responsibilities. Since 2002, Mercer (US) Inc., a global compensation and benefits consulting firm and wholly-owned subsidiary of Marsh & McLennan Companies, Inc., has been engaged to provide the compensation committee with third-party data and advice in connection with the compensation committee’s deliberations regarding executive compensation. Mercer’s fees for executive compensation consulting services provided to the compensation committee in fiscal 2013 were $141,500.

Mercer reviews and evaluates our executive compensation strategy and programs to ensure that they continue to accomplish our compensation objectives, reflect industry best practices, and are competitive with the market. More specifically, at the request of the compensation committee, Mercer (1) assesses the pay competitiveness of our executive officer positions, (2) conducts a business performance analysis to gauge the relative alignment between our performance and executive officer compensation relative to our peer group, (3) reviews and validates our bonus program design, incentive award opportunities, and long-term incentive grant practices, and (4) summarizes and reports to the compensation committee on trends, regulatory developments and other factors affecting executive officer compensation. Based on these activities, Mercer makes recommendations regarding, and proposes adjustments to, our executive officer compensation programs as it deems appropriate. While Mercer works closely with the appropriate members of our executive management team in performing these activities, Mercer reports directly to and is retained by the compensation committee on all executive compensation matters. Mercer periodically attends compensation committee meetings.

During fiscal 2013, Mercer and its Marsh & McClennan affiliates were also retained by us to provide services unrelated to executive compensation, including insurance brokerage services and human resources consulting services such as providing advice regarding our benefit programs in the areas of benefit plan design, compliance, communication, administration and funding. The aggregate fees paid for those other services in fiscal 2013 were $1,082,511. The compensation committee and the board did not review or approve the other services provided to us by Mercer and its Marsh & McClennan affiliates, as those services were approved by management in the normal course of business.

We have been advised by Mercer that the reporting relationship and compensation of the Mercer consultants who perform executive compensation consulting services for our compensation committee is separate from, and is not determined by reference to, Mercer’s or Marsh & McClennan’s other lines of business or their other work for us. The compensation committee considered these separate reporting relationships and compensation structures, the provision of other services to the company by Mercer and Marsh & McClennan, the absence of any business or personal relationship between our officers and directors and the specific Mercer consultants advising the company (other than the consulting relationship with the compensation committee), and the other factors required to be considered by applicable SEC rules, in approving the committee’s engagement of Mercer for fiscal 2013. Based on this review, the compensation committee did not identify that Mercer had any conflicts of interest that would prevent Mercer from independently advising the compensation committee.

The Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Messrs. Mauran and Thomas and Ms. Clark. The board has determined that each of the members of the nominating and corporate governance committee is independent, as defined by applicable NASDAQ rules. Mr. Mauran chairs the nominating and corporate governance committee, which met twice during fiscal 2013.

The nominating and corporate governance committee is responsible for evaluating and recommending to the board candidates for nomination for election or re-election by the shareholders to the board of directors, evaluating and recommending candidates for the committees of the board, considering corporate governance issues and developing appropriate recommendations and policies for the board regarding such matters. The nominating and corporate governance committee reviews with the board the appropriate skills, characteristics and experience represented on the board of directors in light of our strategic direction, opportunities and risks, as well as the perceived needs of the board at that point in time. As part of the board’s program for succession planning and director recruitment, the nominating and corporate governance committee evaluates the current board composition in order to allow the board to focus on identifying and attracting new members that would most benefit the board at a particular point in time.

The nominating and corporate governance committee’s consideration and nomination of director candidates for election or re-election to the board includes an assessment of candidates’ experience, qualifications, competencies, judgment, and skills, in the context of the perceived needs of the board at the time of assessment. Although we do not have a formal diversity policy, the nominating and corporate governance committee does consider diversity in the experience, qualifications, competencies, perspectives and skills of our directors when evaluating the composition of our board.

The nominating and corporate governance committee considers recommendations for board of directors candidates submitted by shareholders, provided that the recommendations are made in accordance with the procedure for director candidates nominated by shareholders required under our by-laws and described in this proxy statement under the heading “Shareholder Proposals and Nominations of Board Members for the 2014 Annual Meeting,” using the same criteria it applies to recommendations from its committee, directors or members of management. Shareholders may submit recommendations by writing to the nominating and corporate governance committee as follows: Nominating and Corporate Governance Committee, c/o Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027. The responsibilities of the nominating and corporate governance committee, as approved by the board, are set forth in the committee’s charter, a copy of which is available on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Nominating Committee.”

Board’s Role in Risk Oversight

The board oversees the management of risks inherent in the operation of our business and the implementation of our business strategy. The board performs this function in part through the board’s committees, which oversee the management of company risks that fall within each committee’s area of responsibility. Each board committee has full access to company management, as well as the ability to engage independent advisors, to assist the committees in performing these oversight functions.

The audit committee oversees our policies and processes relating to our financial statements and financial reporting processes, as well as management’s assessment of key credit risks, liquidity risks, foreign currency exchange risks, contingencies arising from legal disputes, and the effectiveness of our internal control structure. The compensation committee reviews our overall compensation programs and the effectiveness of those programs in linking executive pay to performance and aligning the interests of our executives and our shareholders. The compensation committee also reviews and evaluates management’s assessment of whether our compensation policies and procedures are reasonably likely to have a material adverse effect on our company. Both management of the company and the compensation committee concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on our company. The nominating and corporate governance committee oversees risks related to our governance structure and processes, and also oversees our management succession planning process. The board believes that its risk oversight role is not affected by the fact that the positions of chairman and chief executive officer are both held by Mr. Beattie.

In addition, as part of its oversight role, the board considers specific risk topics related to our business, including strategic, sales, financial and operational risks, on a regular basis and otherwise as the need arises. These topics are considered and discussed in a business risk review, which is generally conducted annually, as well as in connection with the board’s review of the detailed management reports provided at each board meeting. The business risk review includes management’s comprehensive analysis of our risk profile and actions taken by management to manage and mitigate the risks identified.

Related Person Transaction Policy

Our written Related Person Transaction Policy requires that our board or audit committee approve or ratify all transactions involving amounts in excess of $120,000 between our company or one or more of our subsidiaries and any “related person,” as defined by SEC rule to include directors, director nominees, executive officers, and their respective immediate family members (among others, as discussed below in further detail). Under the Related Person Transaction Policy, the board or audit committee reviews the relevant facts of the proposed transaction and the interest of the related person in the transaction, and either approves or rejects the proposed transaction. If a related person transaction is discovered that has not been previously approved or previously ratified, that transaction will be presented to the board or audit committee for ratification. No director can participate in the deliberation or approval of any related person transaction in which such director is the related person.

For purposes of the Related Person Transaction Policy, a “related person” means (i) any director or executive officer of ours, (ii) any nominee for director, (iii) any 5% beneficial owner of our common stock, (iv) any immediate family member of a director, nominee for director, executive officer or 5% beneficial owner of our common stock, and (v) any firm, corporation, or other entity in which any of these persons is employed or is a partner or principal or in a similar position, or in which such person has a 10% or greater beneficial ownership interest. The Related Person Transaction Policy provides that the following types of transactions are deemed to be pre-approved under the policy: (1) transactions that are available to related persons on the same terms as such transactions are available to all employees generally; (2) compensation or indemnification arrangements of any executive officer, other than an individual who is an immediate family member of a related person, if such arrangements have been approved by the board or the compensation committee; (3) transactions in which the related person’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person (other than a general partnership interest) that is a party to the transaction; (4) transactions in which the related person’s interest derives solely from his or her ownership of a class of our equity securities and all holders of that class of equity securities received the same benefit on a pro rata basis; (5) director compensation arrangements, if such arrangements have been approved by the board or the compensation committee; and (6) any other transaction which is not required to be disclosed as a “related person transaction” under applicable securities regulations. The Related Person Transaction Policy defines the term “immediate family member” to mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, nominee for director, executive officer, or 5% beneficial owner of our common stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer, or 5% beneficial owner.

During fiscal 2013, we did not have any related person transactions that were required to be reported pursuant to applicable SEC regulations.

DIRECTOR COMPENSATION

The board’s general policy on director compensation is that compensation for non-employee directors should consist of both cash and equity-based compensation and should provide for competitive total pay levels to facilitate the attraction and retention of qualified board members. Directors who are also employed by us (currently, only Mr. Beattie) are not paid for board service in addition to their employee compensation.

Non-employee directors (currently, all directors other than Mr. Beattie) receive the following standard compensation, as well as reimbursement for all expenses incurred in connection with their activities as directors:

Annual Retainer	$45,000
Board/Committee Meeting Fee (in person attendance)	$1,500
Board/Committee Meeting Fee (telephonic attendance)	$750

The chairpersons of the board committees receive the following additional annual retainer fees:

Audit Committee Chairperson	$12,500
Compensation Committee Chairperson	$9,000
Nominating and Corporate Governance Committee Chairperson	$6,500

In addition, the director selected to serve as our lead independent director receives an additional annual retainer fee of $20,000.

Non-employee directors are also entitled to receive grants of options to purchase our common stock under our 2004 Non-Employee Director Stock Option Plan (the 2004 Non-Employee Director Plan). The 2004 Non-Employee Director Plan provides that each non-employee director receives a grant of options to purchase common stock upon re-election at our annual meeting of shareholders. The options are granted on the annual meeting date and vest on the third anniversary of the date of grant if the non-employee director has continued to serve as a director until such date. If a director dies, is permanently disabled or retires in good standing after age 70, the options become immediately exercisable. The exercise price for each option equals the closing price of our common stock on the date of grant.

Under the 2004 Non-Employee Director Plan, the board may determine the number of options to purchase our common stock to be awarded to the non-employee directors, based on a review of other comparable companies. Upon election to the board, each of our nominees for director, other than Mr. Beattie, receives a number of stock options having an aggregate grant date value of approximately $60,000, as determined using the Black-Scholes option pricing model. The stock options to be granted at our 2013 annual meeting of shareholders will vest on November 6, 2016, subject to the vesting terms described above. The exercise price of these stock options will be the closing price of our common stock on November 6, 2013.

Our stock ownership guidelines for our directors require each of our directors to own common stock of our company equal to the lesser of (i) common stock having an aggregate market value of $135,000 or (ii) 6,500 shares, and provides that newly elected directors have three years from the date of their first annual shareholders meeting in service as a director to satisfy this stock ownership requirement. All of our directors (other than Mr. Amin who was elected to the board in November 2010) currently comply with these stock ownership guidelines.

Fiscal 2013 Director Compensation Table

The following table summarizes the compensation paid by us to our directors, other than Mr. Beattie, during fiscal 2013. For information regarding compensation paid by us to Mr. Beattie during fiscal 2013, please refer to the tables set forth under the caption “Executive Compensation Tables” starting on page 26.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)
Fred Berens(3)	87,500	59,914	147,414
Maura J. Clark(3)	71,000	59,914	130,914
Richard C. W. Mauran(3)	59,750	59,914	119,664
William M. Tatham(3)	60,000	59,914	119,914
J. W. Nevil Thomas(3)	58,500	59,914	118,414
A. Salman Amin(3)	54,750	59,914	114,664

(1)	Reflects the amount of cash compensation earned in fiscal 2013 for board and committee service.

(2)	Reflects the aggregate grant date fair value of all stock options granted in fiscal 2013 computed in accordance with FASB ASC Topic 718 – Stock Compensation (ASC 718). These amounts do not necessarily correspond to the actual value that may be recognized by our directors. For additional information on the valuation assumptions regarding the fiscal 2013 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2013, as filed with the SEC.

(3)	The following table sets forth (i) the number of stock options granted to our directors, other than Mr. Beattie, during fiscal 2013, (ii) the grant date fair value of stock options granted to those directors during fiscal 2013, calculated in accordance with ASC 718, and (iii) the aggregate number of stock options outstanding at June 30, 2013 for each of our directors, other than Mr. Beattie.

Name	Number of Stock Options Granted in Fiscal 2013 (#)	Grant Date Fair Value of Fiscal 2013 Stock Option Grants ($)	Aggregate Number of Outstanding Stock Options at June 30, 2013 (#)
Fred Berens	2,900	59,914	51,500
Maura J. Clark	2,900	59,914	44,500
Richard C. W. Mauran	2,900	59,914	51,500
William M. Tatham	2,900	59,914	41,000
J. W. Nevil Thomas	2,900	59,914	51,500
A. Salman Amin	2,900	59,914	13,500

COMPENSATION DISCUSSION AND ANALYSIS FOR FISCAL 2013

This Compensation Discussion and Analysis should be read in conjunction with the tables and other information set forth in the section of this proxy statement captioned “Executive Compensation Tables” starting on page 26.

Objectives of Elizabeth Arden’s Executive Compensation Program

We design our executive compensation program in a manner consistent with our longstanding philosophy of providing “pay for performance.” Each of the components of our executive compensation program is designed to facilitate fulfillment of one or more of our compensation objectives, which are:

•	Providing competitive compensation to attract, retain and motivate high caliber key management personnel;

•	Relating management compensation to the achievement of company goals and performance; and

•	Aligning the interests of management with those of our shareholders.

Accordingly, our executive compensation program emphasizes performance-based incentive pay designed to reward creation of shareholder value.

Role of the Compensation Committee, Management and the Compensation Consultant in Compensation Decisions

The compensation committee’s primary responsibilities include reviewing and approving the compensation of our executive officers. Our senior vice president, global human resources, and our vice president, global compensation and benefits, develop recommendations for the compensation committee’s review and consideration as to the amount and form of executive officer compensation. These individuals receive significant input from Mercer (US) Inc., a global compensation and benefits consulting firm selected by the compensation committee, and from our chief executive officer with respect to the compensation program for our other executive officers. The compensation committee considers, but is not bound by, management’s or Mercer’s recommendations with respect to executive officer compensation.

The compensation committee is also responsible for approving and determining compliance with performance targets under our short-term cash incentive and long-term incentive programs. In determining if, and at what level, the performance targets have been met, the compensation committee may, in its discretion, take into consideration whether our financial or operational performance was affected by extraordinary business and financial events including, but not limited to, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals or expenses relating to litigation judgments or settlements, restructurings, discontinued operations, debt extinguishment charges, reorganizations, acquisitions, divestitures, new licensing arrangements, and other unusual or non-recurring items.

Annual Executive Officer Compensation Analysis

The compensation committee’s current practice, which it followed for fiscal 2013, is to review the design of our executive officer compensation program and make specific decisions in August of each year regarding base salaries, short-term cash incentive program design and bonus opportunities for the upcoming fiscal year, and long-term incentive grants. This timing coincides with the board of directors’ review of our financial and operating results for the most recently completed fiscal year and allows the compensation committee to consider those results, as well as our financial and operating plan for the upcoming fiscal year, as it makes compensation decisions.

Mercer assists the compensation committee in its annual review of chief executive officer and other executive officer compensation by conducting a competitive pay and performance analysis for our executive officer positions that compares our pay practices and company performance results against a composite of data from a selected group of peer companies (described below under the caption “Peer Group Information”) and data reported in published surveys of executive compensation for comparably-sized organizations. The first step in Mercer’s compensation analysis is an assessment of each executive officer’s job responsibilities to identify the appropriate, comparable position at peer group companies and other comparably-sized companies in the broader market to which such executive officer’s base salary and other pay components should be compared. Using this information, Mercer then derives composite market values for executive officers based on a 50%/50% blend of comparable peer group proxy data and comparable survey data, applying industry and position-based adjustments to the survey data, if appropriate. For executive positions that cannot be matched to both sources, either peer group proxy pay data or survey data is used, as applicable.

The surveys used by Mercer in developing the composite market values that are reviewed by our compensation committee are published by Mercer and other compensation consulting firms. These surveys include pay data for executives at comparably-sized companies (ranging from approximately 50% to 200% of our revenues) in (i) non-durable goods manufacturing, and (ii) all manufacturing, and all such published survey sources are weighted equally in developing the composite market values. Mercer’s study covers all primary pay components (base salary, short-term cash incentives and long-term incentives) and “Total Direct Compensation,” which is defined as the sum of (i) base salary plus (ii) short-term cash incentives plus (iii) the value of long-term incentives. Total Direct Compensation is calculated using expected grant date values for long-term incentive awards and does not take into account actual current value or forfeitures.

The compensation committee determines Mr. Trappmann’s base salary in Swiss francs and considers the benefits that are provided to Mr. Trappmann as a European executive that are not provided to other named executive officers based in the United States in determining his base salary and overall compensation package. As a result, for fiscal 2013, Mr. Trappmann received a base salary and perquisites that were generally higher than those provided to the other named executive officers (other than our chief executive officer), but long-term incentive awards that were lower, in an attempt to provide a total compensation package that was consistent with that provided to our other executive officers. Because Mr. Trappmann’s base salary and perquisites are paid in Swiss francs, his overall compensation expressed in U.S. dollars is affected by the strength or weakness of the U.S. dollar against the Swiss franc.

We use the composite market values provided by Mercer as guidelines to develop targeted ranges of compensation. These ranges give us flexibility to develop compensation packages for our executive officers that are intended to be sufficiently competitive to permit us to attract and retain highly talented executives, while also taking into consideration challenging performance goals under our incentive compensation plans. Historically, our actual Total Direct Compensation can range from levels well below the 50th percentile of the composite market values, if we do not achieve our threshold performance targets, to the 75th percentile or above of the composite market values, if we significantly exceed all of our performance targets.

Using the composite market values as a guide, the compensation committee reviews and analyzes compensation for each executive officer and makes adjustments as it deems appropriate. The compensation committee’s decisions regarding each element of fiscal 2013 compensation for each executive officer, including our chief executive officer, were based upon an overall review and subjective assessment of the following relevant factors, without giving specific weight to any one factor: achievement of our company goals and the individual’s contribution to the achievement of those goals; job responsibility; level of individual performance; level of performance of the business unit for which such executive officer is responsible; compensation levels at peer group companies and comparably-sized companies in the broader market, as reflected in Mercer’s market pay analysis; the individual’s historical compensation levels; and the executive officer’s experience and expertise and sustained level of contribution to our company.

While generally consistent with the ranges of compensation reflected in the composite market values for comparable positions, the base salaries and other compensation paid to each of our executive officers may differ as a result of our assessment of their individual levels of responsibility and performance. For example, our chief executive officer, like the chief executive officers of other publicly-traded companies, receives a base salary and short-term cash incentive and long-term incentive awards that are higher than those paid or awarded to any of our other executive officers in recognition of his ultimate responsibility for developing and ensuring the successful execution of our business strategy and business plan.

Mercer’s August 2013 analysis found that actual total cash compensation (base salary plus actual short-term cash incentive bonus) for fiscal 2013 for our executive officers was well below the 50th percentile of the composite market values, and grant values for fiscal 2013 long-term incentive awards for our executive officers averaged just below the 50th percentile of such market values. While the total cash compensation awarded to our executive officers in fiscal 2013 was intended to result in actual total cash compensation at a higher percentile of the composite market values, the actual total cash compensation for fiscal 2013 for our executive officers reflects the fact that no cash bonus payouts were made under the fiscal 2013 Management Bonus Plan, as further discussed below.

Peer Group Information

In August 2012, the compensation committee conducted an overall review of executive officer compensation for the purpose of assessing executive officer compensation paid for fiscal 2012 and to assist in determining base salaries, short-term cash incentive opportunities and long-term stock and cash incentives for fiscal 2013. For purposes of this review, Mercer solicited input from management and the compensation committee and recommended, and the compensation committee approved, a peer group consisting of the following fourteen companies in the fragrance, cosmetic, personal products, and/or luxury goods industries, having median net sales of $1.413 billion, just slightly above our fiscal 2013 reported net sales of $1.345 billion:

Church & Dwight Co., Inc.	Polo Ralph Lauren Corp.
Inter Parfums, Inc.	Prestige Brands Holdings
International Flavors & Fragrances, Inc.	Revlon, Inc.
Kenneth Cole Productions, Inc.	Sally Beauty Holdings, Inc.
Nu Skin Enterprises, Inc.	Sensient Technologies Corp.
Perry Ellis International, Inc.	The Estee Lauder Companies, Inc.
Physicians Formula Holdings	True Religion Apparel, Inc.

Mercer also provided the compensation committee a competitive pay and performance analysis in August 2013 that was used by the compensation committee to assess executive officer compensation actually earned for fiscal 2013 and to determine base salaries, short-term cash incentive award opportunities, and long-term stock and cash incentives for fiscal 2014. As compared to the peer group used by the compensation committee in August 2012, Physicians Formula Holdings and Kenneth Cole Productions, Inc. were removed as they are no longer publicly traded, and Coty, Inc. was added to the peer group to maintain a robust group of peers. The median net sales of the peer group used in the competitive pay and performance analysis performed in August 2013 were $2.170 billion.

Elements of Elizabeth Arden’s Executive Compensation Program

Our executive compensation program for fiscal 2013 consisted primarily of base salaries, short-term cash incentive opportunities and long-term incentive compensation. In general, short-term cash incentive opportunities are expressed as a percentage of base salary, while long-term incentive grants are determined at the discretion of the compensation committee guided, in part, by ranges of composite market values provided by Mercer. We generally place greater emphasis on long-term incentives, rather than short-term incentives, for executive officers with greater levels of responsibility to focus them on longer-term performance and shareholder value creation. Cash bonuses and the value of long-term incentive compensation for our executive officers are tied significantly to our financial performance, underscoring our focus on maximizing shareholder value. We describe each element of our executive compensation program below.

Base Salaries

We believe that competitive base salaries are a necessary element of executive compensation to attract and retain highly qualified executive talent, and that such base salaries reflect the relative skills, experience, responsibilities and contributions to the company of our named executive officers. Our current practice is to review and set base salaries in August of each year, taking into account our targeted competitive base salary range (as discussed below), company, business unit and individual performance for the prior fiscal year, and any significant increase or decrease in responsibilities.

For fiscal 2013, the compensation committee targeted base salaries for our chief executive officer in a range within 25% of the median (50th percentile) of the composite market values, and for our other executive officers in a range within 25% of the 60th percentile of the composite market values derived by Mercer, as it had done in fiscal 2012.

Based on our goal to recruit and retain highly qualified managerial talent and our management recruiting experience, the compensation committee believes that this target base salary range is appropriate to permit us to compete effectively for executive talent. We frequently compete for such talent with larger companies, which are often located within high cost of living areas such as New York. The compensation committee targeted our chief executive officer’s base salary at a slightly lower range of the composite market values than that of our other executive officers to place greater emphasis for him on compensation from long-term incentive grants. Within these targeted competitive ranges, the compensation committee then determines each executive officer’s base salary based upon an overall review and subjective assessment of several additional relevant factors, as noted above, without giving specific weight to any one factor.

Other than Mr. Ronkin and Ms. Widmer, our other named executive officers received base salary increases effective September 1, 2012, of between 1.12% and 2.06%, in line with the average executive base salary increase of 3.0% projected by Mercer for 2013. Mr. Ronkin received a base salary increase of 5.26%, and Ms. Widmer received a base salary increase of 3.90%, to better align their base salaries with the composite market data provided by Mercer. For fiscal 2013, base salaries paid to our named executive officers fell within our targeted competitive base salary ranges.

Short-Term Cash Incentives

General. Our Management Bonus Plan is a variable short-term incentive program, established under our Elizabeth Arden, Inc. 2010 Stock Award and Incentive Plan, that establishes target cash bonus opportunities expressed as a percentage of base salary that are payable upon the achievement of specified performance targets over specified performance periods. Performance targets established under our Management Bonus Plan can be based on one or more operational or financial measures determined at the company or business unit level. The Management Bonus Plan is designed to motivate a large number of our employees to achieve company, business unit and/or individual goals and to reward them for achieving these goals. Approximately 15% of our employees globally, including our named executive officers, participate in our Management Bonus Plan.

Generally, our performance targets under the Management Bonus Plan for our executive officers are based on our board-approved budget and business plan for the upcoming fiscal year. All performance targets under the Management Bonus Plan are set at the beginning of the relevant performance period with the intent of being challenging, but achievable. Therefore, we anticipate that performance targets will often, but not automatically, be achieved. The maximum short-term incentive bonus opportunity under the Management Bonus Plan for any eligible employee is $5,000,000.

Historically, the bonuses for our executive officers under the Management Bonus Plan have been targeted to be slightly above the median of the composite market values derived by Mercer in years in which we achieve targeted financial performance levels. Targets under the Management Bonus Plan applicable to our executive officers are usually designed, however, so that if our financial performance significantly exceeds our financial plan for the applicable fiscal year, actual payouts under the short-term cash incentive program could exceed our targeted range of composite market values for short-term cash incentive compensation. If specified performance thresholds applicable to bonus opportunities under the Management Bonus Plan are not achieved, cash bonuses under the Management Bonus Plan are not paid.

Fiscal 2013 Management Bonus Plan. Target bonus opportunities under the fiscal 2013 Management Bonus Plan for our named executive officers were the same as in the prior fiscal year. The target bonus opportunity for our chief executive officer was equal to 100% of base salary, which was the median target bonus opportunity for chief executive officers in the composite market data reported by Mercer. The target bonus opportunity for Mr. Ronkin was 60% of base salary, and for our other named executive officers, the target bonus opportunity was equal to 50% of base salary.

Bonus opportunities under our fiscal 2013 Management Bonus Plan for our executive officers were based upon our achievement of annual earnings per diluted share (EPS) and net sales targets. The compensation committee continued the use of annual incentive targets for the fiscal 2013 Management Bonus Plan due to the fact that many of the metrics relevant to our strategic plan are better evaluated on an annual basis. The compensation committee has historically used EPS as a performance metric for various short and long-term performance-based compensation programs because it is an important measure of profitability that measures overall company performance in a manner that is easily understood by award participants. The compensation committee also determined that the use of net sales as a performance metric under the fiscal 2013 Management Bonus Plan would align executive incentives with our strategic business plan, which is focused on increasing revenue and profitability through the repositioning and growth of the Elizabeth Arden brand, growth of the our global fragrance portfolio, and continued focus on operational efficiencies.

Under the fiscal 2013 Management Bonus Plan, 75% of the target bonus opportunity for executive officers was based on the achievement of EPS of $2.75, and the remaining 25% of the target bonus opportunity was based on the achievement of $1.438 billion in consolidated net sales. Portions of the target bonus applicable to each performance metric, ranging from 37.5% to 100%, could be earned for EPS between $2.27 and $2.75 and consolidated net sales between $1.283 billion and $1.438 billion. EPS of $3.00 and above or consolidated net sales of $1.516 billion and above would result in superior bonus payouts of up to 150% of the portion of the target bonus opportunity applicable to each performance metric. Award payouts for results between performance levels were to be calculated using straight line interpolation.

For purposes of the fiscal 2013 Management Bonus Plan, our fiscal 2013 EPS results were $2.14 per share, below our EPS threshold goal, and our fiscal 2013 consolidated net sales were $1.354 billion, slightly surpassing the threshold for a bonus payout of this component at 37.5% of target. In determining the results achieved for performance target purposes for fiscal 2013, the compensation committee excluded approximately $9 million of non-recurring charges relating to the Elizabeth Arden brand repositioning from our fiscal 2013 reported net sales, and approximately $38.8 million of non-recurring charges and costs relating to the Elizabeth Arden brand repositioning and our 2012 fragrance license acquisitions from our fiscal 2013 reported net income. While our performance supported a bonus payout of approximately 16% of the overall target bonus potential for our executive officers, upon the recommendation of our chief executive officer, the compensation committee approved no bonus payouts under the fiscal 2013 Management Bonus Plan for our executive officers to be consistent with overall fiscal 2013 Management Bonus Plan payouts across the company.

The chart below summarizes the total target bonus opportunity for each named executive officer and the actual bonus payout earned by each named executive officer under the fiscal 2013 Management Bonus Plan:

Named Executive Officer	Total Target MBP Bonus Opportunity for Fiscal 2013(1)	Actual MBP Bonus Payout for Fiscal 2013
E. Scott Beattie	$898,329	$0
Stephen J. Smith	$217,082	$0
Joel B. Ronkin	$297,493	$0
Dirk Trappmann (2)	$261,851	$0
Kathleen Widmer	$198,747	$0

(1)	For threshold and maximum amounts payable to our named executive officers under the fiscal 2013 Management Bonus Plan please refer to the Fiscal 2013 Grants of Plan-Based Awards Table on page 28.

(2)	Mr. Trappmann is paid in Swiss francs. Fiscal 2013 amounts were converted to U.S. dollars using an exchange rate of 0.942 Swiss francs to the U.S. dollar, which is the average of all interbank rate “ask” prices for the period from July 1, 2012 through June 28, 2013, as quoted on www.oanda.com, rounded to the nearest thousandth.

Long-Term Incentives

General. Our long-term incentive program for executive officers is designed principally to align the interests of management with those of our shareholders by rewarding executive officers for achieving our primary objective of creating shareholder value. With respect to long-term incentive awards, the compensation committee exercises discretion in making such awards, taking into consideration company, business unit and individual performance, composite market values for comparable positions, the level of responsibility of the named executive officer, other elements of compensation payable to such named executive officer, and tenure with the company. The compensation committee does not assign any specific weight to any one factor. Our compensation program for executive officers has traditionally used a slightly higher percentage of performance-based long-term incentive awards than our peers as a result of our pay-for- performance philosophy. In addition, the long-term incentive awards for our chief executive officer tend to represent just over half of his overall compensation to place greater emphasis on long-term performance and shareholder value creation.

Our long-term incentive program has historically included a combination of two or more of the following types of awards: (i) performance-based restricted stock (PBRS), performance-based restricted stock units (PBRSU) and performance-based cash awards, which are tied to the attainment of challenging company financial goals; (ii) service-based restricted stock (SBRS) and service-based restricted stock units (SBRSU), which enhance retention and provide executives an equity stake in our company; and (iii) stock options, which will only have value if our stock price appreciates between the time of grant and the time of exercise. Each fiscal year, the compensation committee determines the long-term incentive award mix for executive officers, taking into consideration key business priorities, peer group practices, potential shareholder dilution from equity plans, and other factors that may be relevant at the time. In determining the value of the overall compensation provided to our executive officers, our compensation committee assumes that performance targets applicable to long-term incentive awards have a reasonable probability of being achieved and that the grant date target value of such awards will be realized.

Award Mix and “Run Rate.” For fiscal 2013, the compensation committee maintained a targeted value mix of long-term incentive compensation for our executive officers, other than the chief executive officer, of 20% stock options, 45% service-based restricted stock, and 35% performance-based cash awards. The fiscal 2013 award mix for our chief executive replaced the performance-based cash component of the long-term incentive award mix with performance-based restricted stock units. This modification of our chief executive officer’s long-term incentive award mix was made at his request based on his interest to align more of his compensation with the interests of shareholders, while maintaining performance metrics consistent with those applicable to our other executive officers.

For equity awards made to our executive officers and other recipients during fiscal 2013, we maintained our target aggregate share usage cap (i.e., run rate cap) of 2.25% of our common stock outstanding. The run rate cap applies to equity grants provided to all employees and non-employee directors. Our actual run rate for equity grants made in fiscal 2013 was approximately 0.61% of common shares outstanding as of June 30, 2013, less than our established 2.25% run rate cap.

Fiscal 2013 Stock Option Grants. In August 2012, the board of directors approved a grant of options to purchase shares of our common stock to the named executive officers as noted in the Fiscal 2013 Grants of Plan-Based Awards Table on page 28. The stock options become exercisable in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014,8and June 30, 2015, as applicable, if the executive officer is still employed by us at that time. The exercise price of the stock options was $45.95 per share, which was the closing price of our common stock on the date of grant. The stock options will expire ten years from the date of grant.

Fiscal 2013 Service-Based Restricted Stock Unit Grants. In August 2012, the named executive officers were granted SBRSU, as noted in the Fiscal 2013 Grants of Plan-Based Awards Table on page 28. The SBRSU vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the executive officer is still employed by us at that time. SBRSU award recipients will receive one share of our common stock for each SBRSU that vests.

Fiscal 2013 Performance-Based Cash Awards. In August 2012, the named executive officers, other than our chief executive officer, were awarded performance-based cash awards as further described in footnote 6 of the Fiscal 2013 Grants of Plan-Based Awards Table on page 28. These performance-based cash awards would vest in amounts ranging from 37.5% to 150% of the award’s value if the company achieved certain specified EPS and consolidated net sales targets for fiscal 2013. More specifically, 50% of the performance-based cash award would vest if the company achieved EPS of $2.75, and the other 50% would vest if the company achieved $1.438 billion of consolidated net sales. Portions of the performance-based cash award applicable to each performance metric, ranging from 37.5% to 100%, could be earned for EPS between $2.27 and $2.75 and consolidated net sales between $1.283 billion and $1.438 billion. EPS of $3.00 and above or consolidated net sales of $1.516 billion and above would result in superior payouts of 150% of the portion of the performance-based cash award applicable to each performance metric. Award payouts for results between performance levels were to be calculated using straight line interpolation. The compensation committee chose the same performance measures as were used in the design of the fiscal 2013 Management Bonus Plan to maintain focus on our profitability and sales growth and alignment of executive incentives with creation of shareholder value.

Upon vesting, these awards would be payable in three equal annual installments two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the executive officer is still employed by us at that time. The compensation committee established a one-year performance period for the fiscal 2013 grant of performance-based cash awards in light of the continued uncertainty in the global economic and retail environment. As noted, however, the performance-based cash awards were structured with a three-year payout to provide additional retention value. Based on our fiscal 2013 EPS of $2.14 and consolidated net sales of $1.354 billion (as discussed above under “Short-Term Cash Incentives – Fiscal 2013 Management Bonus Plan”), none of the 50% portion of the performance-based cash awards tied to EPS was earned, and approximately 64.33% of the 50% portion of the performance-based cash awards tied to net sales was earned. Accordingly, the compensation committee approved the payment, over the three-year payout period, to each executive officer of an amount equal to 32.16% of the total value of the performance-based cash award granted to them in fiscal 2013.

Fiscal 2013 Performance-Based Restricted Stock Units. As noted above under “Award Mix and ‘Run Rate,’” at the request of the chief executive officer, in August 2012, the compensation committee granted our chief executive officer performance-based restricted stock units as further described in footnote 5 of the Fiscal 2013 Grants of Plan-Based Awards Table on page 28. These performance-based restricted stock units were subject to the same performance-based criteria and payout schedule as the performance-based cash awards awarded to our other named executive officers, as described above, and could similarly vest in amounts ranging from 37.5% to 150% of the nominal amount of restricted-stock units awarded depending upon our achievement of the applicable EPS and consolidated net sales targets. Of the 19,000 performance-based restricted stock units granted to our chief executive officer in August 2012, based on fiscal 2013 EPS and consolidated net sales, he became eligible to receive 64.33% of the shares of common stock tied to the 50% portion of the award based on net sales, or 32.16% of the original award of performance-based restricted stock units. Accordingly, Mr. Beattie became eligible to receive 6,111 shares of common stock, in three equal installments two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015.

Special Retention Awards. During fiscal 2013, the compensation committee approved the payment of a one-time cash retention award for Ms. Widmer as an incentive to encourage Ms. Widmer to remain with the company during the global roll-out of the Elizabeth Arden brand repositioning as well as during the next five-year phase of our business plan. As our chief marketing officer, Ms. Widmer is a key member of the leadership team and plays an integral role in the Elizabeth Arden brand repositioning, one of our primary strategic initiatives. In recognition of our need for strong talent to lead the strategy and execution of its key growth initiatives, we also made special retention awards in August 2013 to certain key members of senior management who play a critical role in these efforts. Mr. Ronkin received one of these special awards, consisting of a grant of 28,600 SBRSU that will vest in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2016, June 30, 2017, and June 30, 2018, as applicable, if Mr. Ronkin is still employed by us at that time.

Timing of Long-Term Stock Incentive Awards. The board of directors and the compensation committee meet to review our annual financial results and make long-term stock incentive awards each August, prior to the public announcement of our financial results for the recently completed fiscal year. The compensation committee’s practice is make the grant of such awards effective two business days after the date such annual financial results are publicly announced to allow time for the market to react to the announced results.

Benefits and Perquisites

While benefits and perquisites are not a significant element of our compensation structure, we believe that we need to provide a certain level of benefits and perquisites to remain competitive and attract and retain executive talent. Our named executive officers are eligible to participate in our broad-based benefit programs generally available to all of our full-time U.S. employees, including health, disability and life insurance programs, qualified 401(k) plans and (other than our chief executive officer) our Employee Stock Purchase Plan, which allows employees to purchase shares of our common stock at a discount. In addition, certain of our named executive officers receive certain perquisites, including car allowances, tax preparation and financial planning services, sponsorship of charitable events, housing allowances, participation in an executive disability insurance program, clothing allowances available to certain sales and marketing employees (including non-executives), temporary relocation expenses, and business club memberships. See footnote 4 to the Fiscal 2013 Summary Compensation Table on page 26. We also have a fractional ownership interest in an aircraft, which allows the company the use of a private airplane for business travel. We allow family members and guests to accompany our executives during business travel using the aircraft, space permitting. From time to time, we also may incur expenses in connection with guests or family accompanying named executive officers on business travel. In addition, we also make company-owned tickets to certain sporting events available to our employees, including the named executive officers, for business purposes, and if such tickets are not used for business purposes, they are made available to directors and employees, including named executive officers, for personal use.

Mr. Trappmann is eligible to participate in our broad-based benefit programs that are generally available to all salaried employees in Geneva, Switzerland, including health, disability, life and other insurance programs, a lunch allowance program, a pension plan and the ability to purchase shares of our common stock at a discount under our 2011 Employee Stock Purchase Plan. In addition, prior to September 30, 2012, we provided Mr. Trappmann a housing allowance, and we pay tuition expenses for his child, as well as providing Mr. Trappmann benefits also available to other executive officers, such as a car allowance and payment of tax preparation and financial planning services.

For more detail regarding other annual compensation, including perquisites, provided to our named executive officers during fiscal 2013, please see footnote 4 to the Fiscal 2013 Summary Compensation Table on page 26.

Policy Regarding Recovery of Performance-Based Compensation

In fiscal 2009, the compensation committee adopted a policy regarding the recovery of performance-based compensation and other incentive-based compensation from executive officers under certain circumstances (a “claw-back policy”). The “claw-back” policy is part of our Corporate Governance Guidelines and Principles and provides that in the event there is a material restatement of our financial results filed with the SEC due to fraud or intentional misconduct, the compensation committee will review the performance-based compensation and other incentive-based compensation received by any executive officers who are found to be personally responsible for the fraud or intentional misconduct that caused the need for the restatement. To the extent permitted by applicable law, the compensation committee will seek, through the exercise of their business judgment, the recovery of any such compensation that the compensation committee determines is in excess of the performance-based compensation and other incentive-based compensation that would have been received by such officers based on the restated financial results.

The full text of our Corporate Governance Guidelines and Principles, including the “claw-back” policy, is published on our website at www.elizabetharden.com, under the section “Corporate – Investor Relations – Corporate Governance – Guidelines & Principles.”

Severance Policy and Change of Control

We have had a severance policy in place for our senior executives, including our named executive officers, since March 2002. The compensation committee believes that a severance policy is a useful tool in attracting and retaining highly qualified executive talent. The levels of benefits provided under the severance policy are based on the compensation committee’s assessment of what would be fair and reasonable under the scenarios contemplated by the severance policy and are periodically reviewed by management and Mercer against market and peer company practices. Potential benefits payable under our severance policy are not a factor in the compensation committee’s determination of the compensation to be paid to our named executive officers.

Termination Without Cause. Under the severance policy, an executive officer receives severance benefits in a lump sum, based on his or her position and responsibility, in the event the executive’s employment is terminated by us without “cause,” other than due to death or permanent disability. Currently, the severance benefit for our chief executive officer equals 24 months of base salary on the effective date of termination, and the severance benefit for our other executive officers equals 12 months of base salary on the effective date of termination. For purposes of the severance policy, “cause” includes (i) a violation of our Code of Business Conduct or any other material company policy, (ii) the commission of an intentional act of fraud, embezzlement, theft or dishonesty against us, (iii) the conviction of a felony or a misdemeanor involving moral turpitude or that is reasonably deemed to cause material embarrassment to us, (iv) gross neglect or willful failure to perform the officer’s duties that is not cured on a timely basis, and (v) willful failure to obey the reasonable and lawful orders of the chief executive officer, the officer’s supervisor or the board of directors.

Change of Control. Under the severance policy, a severance benefit is paid to executive officers based on a multiple of a “base amount” only if there is an actual termination of employment by us without “cause” (other than due to death or permanent disability) or a termination of employment by the executive officer for “good reason,” in either case within the two years following a “change of control.” “Base amount” is the average annual salary plus average bonus the executive has received over the five most recent fiscal years. Currently, the lump sum severance benefit that is payable upon a termination of employment without cause or a termination of employment by an executive officer for good reason, in either case within the two years following a change of control, is as follows: (a) Mr. Beattie, 2.99 times the base amount; and (b) for all other executive officers, 1.5 times the base amount. Our change of control arrangements are intended to provide continuity of management in the event of a change of control and to focus our management’s attention on completing a transaction that will benefit shareholders rather than on concerns about future employment. For purposes of the severance policy, “good reason” includes a materially adverse change in the executive officer’s authority, duties or responsibilities or the assignment of duties that are materially inconsistent with those normally associated with the executive officer’s position, or a relocation of more than 50 miles outside of the metropolitan area in which the executive officer is based. An executive officer claiming termination for “good reason” must provide us written notice and an opportunity to cure the circumstances constituting “good reason” before becoming eligible for severance benefits under the severance policy. A “change of control” is deemed to have occurred under the severance policy if (i) 35% or more of our common stock is beneficially owned by a person (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than our directors and their affiliates, and that amount represents more of our common stock than is beneficially owned by our directors and their affiliates, (ii) during any consecutive two-year period our directors or individuals nominated by our directors to succeed them no longer constitute a majority of our directors, (iii) a sale or other disposition of all or substantially all of our assets is approved by the board of directors and consummated, or (iv) a merger or other business combination or reorganization resulting in the circumstances described in (i) or (ii) is approved by our board of directors and consummated.

Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the applicable stock incentive plan, all unvested stock options granted and service-based and restricted stock and restricted stock units awarded to our employees, including our executive officers, will automatically become fully vested. Upon a change of control, performance-based cash and performance-based restricted stock unit awards also automatically fully vest at either their target value or the value that corresponds to any applicable performance targets that have already been achieved for the relevant performance period.

Stock Ownership and Retention Guidelines

In August 2013, the compensation committee approved certain modifications to our stock ownership guidelines. In light of the increase in our common stock price since the stock ownership guidelines were originally adopted in 2002, as well as the shift in our award mix in fiscal 2010 from 100% equity to only 65% equity for executive officers other than our chief executive officer, the guideline for such executive officers was lowered from 30,000 shares of common stock to the lesser of (i) common stock having an aggregate market value of $900,000 (approximately twice the average base salary for such executive officers), or (ii) 15,000 shares of common stock. The stock ownership guideline for our chief executive officer remains at 175,000 shares of common stock. In addition, the compensation committee approved a requirement that, until an executive officer has satisfied the applicable guideline, the executive officer must retain 100% of the shares of common stock received by the executive officer from vests of restricted stock and/or restricted stock units granted to such officers during the first five years that they are subject to the guidelines, and 50% of such shares thereafter. The compensation committee has discretion to grant waivers or exemptions from compliance with the guidelines as it deems appropriate.

Shares of our common stock that are owned by an executive officer, and all shares of our common stock owned by such executive officer’s spouse or dependent children, count towards satisfying the stock ownership guidelines. Unvested restricted stock and restricted stock units and shares underlying unexercised stock options held by an executive officer do not count towards satisfying the stock ownership guidelines. Each of our chief executive officer and our other named executive officers, other than Ms. Widmer and Mr. Trappmann, currently complies with our revised stock ownership guidelines. The stock ownership guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions.

Anti-Hedging Policy

Our executive officers and directors are prohibited from engaging in any transaction to hedge their economic exposure to our common stock, such as (i) short sales of our common stock, (ii) buying or selling puts or calls or other derivative securities on our common stock, and (iii) entering into hedging or monetizing transactions or similar arrangements with respect to our common stock.

Effect of Tax and Accounting Treatment on Executive Compensation Decisions

We make reasonable efforts to seek to maximize the tax deductibility of all elements of our executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits to $1 million the amount of compensation that we may deduct in any one year with respect to each of our chief executive officer and other covered executives, unless certain criteria are met.

The compensation committee regularly reviews our compensation programs in light of applicable tax provisions, including Section 162(m), and makes reasonable efforts, consistent with sound executive compensation principles and our needs, to seek to ensure that such compensation is deductible by us. For example, cash bonuses paid under our Management Bonus Plan are intended to be exempt from the limits set forth under Section 162(m) of the Code, and thus be deductible by us for tax purposes. To preserve appropriate flexibility in our ability to compensate our executive officers, however, we do not require that all compensation be awarded in a manner that is tax-deductible to us. It is our intent, though, to maximize the deductibility of our executive compensation to the extent possible and consistent with our overall corporate and compensation goals.

As part of the process of determining the appropriate structure of our executive compensation programs and the awards to be made under such programs, the compensation committee also evaluates and considers the accounting treatment, the aggregate economic costs, the cash flow implications and the expected impact on our financial results. The compensation committee attempts to balance the various financial implications of each program in order to develop an executive compensation structure that fulfills our compensation and company objectives.

Advisory Vote on Named Executive Officer Compensation

In 2011, our shareholders approved the holding of an advisory vote on named executive compensation on an annual basis. At our 2012 Annual Meeting of Shareholders, 96.9% of the votes cast on the advisory vote on our named executive officer compensation were in favor of our executive compensation policies. The board of directors and the compensation committee reviewed these results and determined that no changes to our executive compensation policies were necessary at this time.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on this review and discussion with management, the compensation committee recommended to the board of directors that such Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

A. Salman Amin (Chairperson)
William M. Tatham
Fred Berens

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EXECUTIVE COMPENSATION TABLES

Fiscal 2013 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
E. Scott Beattie Chairman, President and Chief Executive Officer	2013 2012 2011	898,333 886,250 864,667	— — —	1,998,825 899,374 941,375	500,290 399,135 399,988	— 1,321,451 2,314,434	125,110 86,316 68,604	3,522,558 3,592,526 4,589,068

Stephen J. Smith Executive Vice President and Chief Financial Officer	2013 2012 2011	434,167 429,167 424,167	— — —	225,155 225,638 234,817	100,058 100,147 100,358	56,280 324,786 572,543	37,361 33,856 33,206	853,021 1,113,594 1,365,091

Joel B. Ronkin Executive Vice President, General Manager — North America	2013 2012 2011	495,833 472,500 457,717	— — —	404,360 403,606 424,061	179,696 179,974 179,778	101,304 502,405 871,435	41,190 37,321 35,808	1,222,383 1,595,806 1,968,799

Dirk Trappmann (5) Executive Vice President, General Manager — International	2013 2012 2011	523,844 538,376 —	— — —	156,230 158,900 —	69,428 69,667 —	39,396 322,469 —	97,545 244,264 —	886,443 1,333,676 —

Kathleen Widmer(6) Executive Vice President and Chief Marketing Officer	2013 2012 2011	397,500 383,333 370,833	635,893 — 75,000	202,180 203,392 165,650	89,848 89,987 70,034	50,652 291,135 455,679	98,017 36,123 32,703	1,474,090 1,003,970 1,169,899

(1)	Reflects the aggregate grant date fair value of restricted stock and restricted stock unit awards granted in fiscal 2013, fiscal 2012 and fiscal 2011, computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). These amounts do not necessarily correspond to the actual value that may be realized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2013 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2013, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2013, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2013 Grants of Plan-Based Awards Table on page 28 for additional information on awards made during fiscal 2013.

(2)	Reflects the aggregate grant date fair value of stock options granted in fiscal 2013, fiscal 2012 and fiscal 2011, computed in accordance with ASC 718. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding the fiscal 2013 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2013, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to fiscal 2013, refer to the note on Stock Plans in the consolidated financial statements in our Annual Report on Form 10-K for the applicable fiscal year end. See the Fiscal 2013 Grants of Plan-Based Awards Table on page 28 for additional information on awards made during fiscal 2013.

(3)	Reflects amounts earned by the named executive officers in the applicable fiscal year under our Management Bonus Plan and pursuant to performance-based cash awards made in fiscal 2011, 2012 and 2013, respectively. These amounts earned were subject to our achievement of specified performance targets. The performance-based cash awards are payable in three equal annual installments two business days after the public announcement of our financial results for each of the three fiscal years ending after the date of grant of each award, if the named executive officer is still employed by us at that time. For more information regarding our fiscal 2013 Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Short-Term Cash Incentives – Fiscal 2013 Management Bonus Plan” on page 18 and the Fiscal 2013 Grants of Plan-Based Awards Table on page 28. For more information regarding the performance-based cash awards made in fiscal 2013, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Fiscal 2013 Performance-Based Cash Awards” on page 20 and the Fiscal 2013 Grants of Plan-Based Awards table.

(4)	The following table identifies (i) perquisites and other personal benefits provided to our named executive officers in fiscal 2013 and quantifies those required by SEC rules to be quantified, and (ii) all other compensation that is required by SEC rules to be separately identified and quantified:

Name	Fiscal Year	Perquisites and Other Personal Benefits ($) (a)		Tax Reimbursements ($) (b)	Executive Disability Insurance Premiums ($) (c)	Life & AD&D Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($) (e)	Total ($)
E. Scott Beattie	2013	100,252	(f)	513	13,065	1,080	10,200	125,110
Stephen J. Smith	2013	23,346		—	2,835	1,080	10,100	37,361
Joel B. Ronkin	2013	25,240	(g)	150	4,260	1,080	10,460	41,190
Dirk Trappmann	2013	97,545	(h)	—	—	—	—	97,545
Kathleen Widmer	2013	84,554	(i)	—	2,083	1,080	10,300	98,017

(a)	Includes car allowance and personal tax preparation and financial planning services paid or reimbursed by us. Except as noted below, no individual perquisite or personal benefit for any named executive officer exceeded $25,000.

(b)	Reflects tax reimbursements on executive disability insurance premiums. Effective October 1, 2012, tax reimbursements on executive disability insurance premiums were discontinued.

(c)	Reflects executive disability insurance premiums paid or reimbursed by us.

(d)	Reflects term life and accidental death and dismemberment insurance premiums paid or reimbursed by us.

(e)	Reflects matching contributions made by us under our 401(k) plan.

(f)	Includes expenses paid by us in connection with (i) tax preparation and audit defense and financial planning fees of $53,743, (ii) business guests and family accompanying Mr. Beattie during business travel, including when using our fractional aircraft interest, (iii) certain temporary relocation expenses, (iv) dues paid by us for business club memberships for Mr. Beattie, and (v) sponsorship of charitable events. The aggregate incremental cost to us of business guests and family accompanying Mr. Beattie during business travel when using our fractional aircraft interest was de minimis.

(g)	Includes bar and bar association membership fees.

(h)	Includes a housing allowance of $44,679 (which was discontinued after September 30, 2012) and $31,210 reimbursed to Mr. Trappmann for tuition expenses for his child. Does not include $110,385 of pension contributions made by us for Mr. Trappmann as required by Swiss law. On August 8, 2013, the company announced that Mr. Trappmann is leaving the company.

(i)	Includes (i) a housing allowance of $60,000 and (ii) a clothing allowance that is available to certain sales and marketing employees of the company, including non-executives.

(5)	Mr. Trappmann was not a named executive officer in fiscal 2011. Mr. Trappmann is based in Geneva, Switzerland, and he is paid in Swiss francs. Fiscal 2013 amounts were converted to U.S. dollars using an exchange rate of 0.942 Swiss francs to the U.S. dollar, which is the average of all interbank rate “ask” prices for the period from July 1, 2012 through June 28, 2013, as quoted on www.oanda.com, rounded to the nearest thousandth.

(6)	Amount shown in the “Bonus” column for Ms. Widmer for fiscal year 2013 reflects a one-time cash award of $635,893 granted by the compensation committee on March 11, 2013 as a special retention incentive. Amount shown in the “Bonus” column for Ms. Widmer for fiscal year 2011 reflects a one-time, service-based cash award of $75,000 granted on November 9, 2009 as a special incentive to join us, which vested on November 9, 2010.

Fiscal 2013 Grants of Plan-Based Awards Table

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($ / SH)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Approval Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
E. Scott Beattie	8/6/12	8/6/12	336,873	898,329	1,347,494	(1)
	8/13/12	8/6/12					7,125	19,000	28,500				873,050
	8/13/12	8/6/12								24,500			1,125,775
	8/13/12	8/6/12									24,500	45.95	500,290
Stephen J. Smith	8/6/12	8/6/12	81,406	217,082	325,623	(1)
	8/13/12	8/6/12	65,625	175,000	262,500	(6)
	8/13/12	8/6/12								4,900			225,155
	8/13/12	8/6/12									4,900	45.95	100,058
Joel B. Ronkin	8/6/12	8/6/12	111,560	297,493	446,240	(1)
	8/13/12	8/6/12	118,125	315,000	472,500	(6)
	8/13/12	8/6/12								8,800			404,360
	8/13/12	8/6/12									8,800	45.95	179,696
Dirk Trappmann	8/6/12	8/6/12	98,194	261,851	392,777	(1)
	8/13/12	8/6/12	45,938	122,500	183,750	(6)
	8/13/12	8/6/12								3,400			156,230
	8/13/12	8/6/12									3,400	45.95	69,428
Kathleen Widmer	8/6/12	8/6/12	74,530	198,747	298,121	(1)
	8/13/12	8/6/12	59,063	157,500	236,250	(6)
	8/13/12	8/6/12								4,400			202,180
	8/13/12	8/6/12									4,400	45.95	89,848

(1)	Reflects the potential value of the cash payout for each named executive officer under our Management Bonus Plan for fiscal 2013 if annual threshold, target or maximum performance goals for both performance metrics (EPS and net sales) were satisfied in fiscal 2013. Although the EPS and net sales targets that were achieved would have supported a payout equal to 16.08% of each named executive officer’s target annual bonus, on our chief executive officer’s recommendation, the compensation committee did not approve any Management Bonus Plan payouts for our named executive officers, as no payouts were made under the Management Bonus Plan to other participants for fiscal 2013. The Fiscal 2013 Summary Compensation Table on page 26 reflects that no Management Bonus Plan payments were made to the named executive officers for fiscal 2013. For more information regarding our Management Bonus Plan, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Short-Term Cash Incentives – Fiscal 2013 Management Bonus Plan” on page 18.

(2)	Reflects the number of PBRSU granted to our chief executive officer on August 13, 2012 under our 2010 Stock Award and Incentive Plan if the applicable threshold, target or maximum performance goals for both performance metrics (EPS and net sales) were satisfied in fiscal 2013. Of these PBRSU, 6,111 (or 32.16% of the original award) were earned based on our fiscal 2013 net sales and vest in three installments two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014 and June 30, 2015, as applicable, if our chief executive officer is still employed by us at that time. Accordingly, a total of 2,037 PBRSU vested in August 2013. For more information regarding this PBRSU award, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Fiscal 2013 Performance-Based Restricted Stock Units” on page 21.

(3)	Reflects the number of SBRSU granted on August 13, 2012 under our 2010 Stock Award and Incentive Plan to the named executive officers. These SBRSU vest in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the named executive officer is still employed by us at that time. One-third of this grant of SBRSU vested in August 2013.

(4)	Reflects the number of stock options granted in fiscal 2013 under our 2010 Stock Award and Incentive Plan to our named executive officers. These stock options vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the named executive officer is still employed by us at that time. These stock options will expire ten years from the date of grant. One-third of this grant of stock options vested in August 2013.

(5)	Reflects the full grant date fair value under ASC 718 of the PBRSU, SBRSU or stock options granted in fiscal 2013 to the named executive officers. Generally, the full grant date fair value is the amount that we would expense in our consolidated financial statements over the award’s vesting schedule. For PBRSU awards granted on August 13, 2012, fair value is calculated using the closing price of our common stock on the grant date of $45.95 per share multiplied by 19,000, the number of PBRSU awarded assuming target goals were achieved for both performance metrics (EPS and net sales). For SBRSU awards granted on August 13, 2012, fair value is calculated using the closing price of our common stock on the grant date of $45.95 per share multiplied by the number of SBRSU awarded. For stock options, fair value is calculated using the Black-Scholes model value on the grant date of $20.42 per share multiplied by the number of stock options awarded. These amounts do not correspond to the actual value that may be recognized by the named executive officers. For additional information on the valuation assumptions regarding these fiscal 2013 grants, see note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2013, as filed with the SEC.

(6)	Reflects the potential value of the outstanding performance-based cash awards granted to each named executive officer in fiscal 2013 if the applicable threshold, target or maximum performance goals for both performance metrics (EPS and net sales) were satisfied in fiscal 2013. These performance-based cash awards vested at 32.16% of the target award level based on our fiscal 2013 net sales and will be paid in three installments two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the named executive officer is still employed by us at that time. The first installment of this performance-based cash award was paid in August 2013. For more information regarding our performance-based cash awards, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Fiscal 2013 Performance-Based Cash Awards” on page 20.

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (1) (#)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payou Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
E. Scott Beattie	3/10/2004 8/10/2005 8/21/2006 8/20/2007 8/18/2008 8/17/2009 8/16/2010 8/15/2011 8/13/2012	71,300 65,600 67,300 88,000 111,100 96,500 36,933 9,166 —	— — — — — — 18,467 18,334 24,500	(3) (4) (5)	21.60 23.40 15.00 23.59 18.88 9.33 16.15 31.78 45.95	3/10/2014 8/10/2015 8/21/2016 8/20/2017 8/18/2018 8/17/2019 8/16/2020 8/15/2021 8/13/2022	8/16/2010 11/2/2010 8/15/2011 8/13/2012 8/13/2012	15,734 2,834 18,867 24,500	(6) (7) (8) (9)	708,659 127,643 849,770 1,103,480	19,000	(10)	855,760
Stephen J. Smith	8/10/2005 8/21/2006 8/20/2007 8/18/2008 8/16/2010 8/15/2011 8/13/2012	15,000 24,000 35,200 38,900 9,266 2,300 —	— — — — 4,634 4,600 4,900	(3) (4) (5)	23.40 15.00 23.59 18.88 16.15 31.78 45.95	8/10/2015 8/21/2016 8/20/2017 8/18/2018 8/16/2020 8/15/2021 8/13/2022	8/16/2010 11/2/2010 8/15/2011 8/13/2012	3,934 700 4,734 4,900	(6) (7) (8) (9)	177,187 31,528 213,219 220,696	—		—
Joel B. Ronkin	8/21/2006 8/20/2007 8/18/2008 8/16/2010 8/15/2011 8/13/2012	30,000 46,900 50,000 16,600 4,133 —	— — — 8,300 8,267 8,800	(3) (4) (5)	15.00 23.59 18.88 16.15 31.78 45.95	8/21/2016 8/20/2017 8/18/2018 8/16/2020 8/15/2021 8/13/2022	8/16/2010 11/2/2010 8/15/2011 8/13/2012	7,100 1,267 8,467 8,800	(6) (7) (8) (9)	319,784 57,066 381,354 396,352	—		—
Dirk Trappmann	8/15/2011 8/13/2012	1,600 —	3,200 3,400	(4) (5)	31.78 45.95	8/15/2021 8/13/2022	8/15/2011 8/13/2012	3,334 3,400	(8) (9)	150,163 153,136	—		—
Kathleen Widmer	8/16/2010 8/15/2011 8/13/2012	— — —	3,23 4,134 4,400	(3) (4) (5)	16.15 31.78 45.95	8/16/2020 8/15/2021 8/13/2022	8/16/2010 11/2/2010 8/15/2011 8/13/2012	2,767 500 4,267 4,400	(6) (7) (8) (9)	124,626 22,520 192,186 198,176	—		—

(1)	This column reflects the number of shares of SBRS and SBRSU granted to the respective named executive officer that had not yet vested as of June 30, 2013.

(2)	Determined based on the closing market price of our common stock on June 28, 2013, the last trading day in fiscal 2013, of $45.04 per share.

(3)	Stock options granted on August 16, 2010, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012, and June 30, 2013, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the remaining one-third of the original stock option grant, which vested for each named executive officer in August 2013.

(4)	Stock options granted on August 15, 2011, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2012, June 30, 2013, and June 30, 2014, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects two-thirds of the original stock option grant. An additional one-third of the original amount of this grant of stock options vested for each named executive officer in August 2013

(5)	Stock options granted on August 13, 2012, that vest over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the initial grant amount of the stock option award granted on such date. One-third of this grant of stock options vested for each named executive officer in August 2013.

(6)	SBRS award granted on August 16, 2010, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012, and June 30, 2013, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the remaining third of the original amount of this SBRS award, which vested for each named executive officer in August 2013.

(7)	SBRS award granted on November 2, 2010, that vests over a three-year period in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2011, June 30, 2012, and June 30, 2013, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the remaining third of the original amount of the SBRS award, which vested for each named executive officer in August 2013.

(8)	SBRSU award granted on August 15, 2011 that vests in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2012, June 30, 2013, and June 30, 2014, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the remaining two-thirds of the original amount of the SBRS award. An additional one-third of the original amount of this SBRSU award vested for each named executive officer in August 2013.

(9)	SBRSU award granted on August 13, 2012 that vests in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, as applicable, if the named executive officer is still employed by us at that time. The amount shown reflects the initial grant amount of the SBRSU award granted on such date. One-third of the original amount of this SBRSU award vested for each named executive officer in August 2013.

(10)	PBRSU award granted on August 13, 2012 that is earned based on our achievement of specified earnings per diluted share and net sales targets for the fiscal year ending June 30, 2013, with such earned number of shares then being issued in equal thirds two business days after the public announcement of our financial results for the fiscal years ending June 30, 2013, June 30, 2014, and June 30, 2015, if the named executive officer is still employed by us at that time. Based on our earnings and net sales results for fiscal 2013, 6,111 shares were earned under this award, of which 2,037 were issued in August 2013. For more information regarding this PBRSU award, please refer to the discussion in the Compensation Discussion and Analysis under “Elements of Elizabeth Arden’s Executive Compensation Program – Long-Term Incentives – Fiscal 2013 Performance-Based Restricted Stock Units” on page 21 and the Fiscal 2013 Grants of Plan-Based Awards Table on page 28.

Option Exercises and Stock Vested in Fiscal 2013

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
E. Scott Beattie	75,600	(3)	2,548,476	56,933	2,616,071
Stephen J. Smith	49,100		1,640,136	16,633	764,286
Joel B. Ronkin	76,700		2,489,593	27,067	1,243,729
Dirk Trappmann	—		—	1,666	76,553
Kathleen Widmer	8,532		238,006	5,400	248,130

(1)	Represents shares of SBRS and SBRSU that vested on August 13, 2012.

(2)	Value based on the closing market price of our common stock on August 13, 2012, the vesting date of the SBRS and SBRSU, of $45.95 per share.

(3)	The stock option exercised by Mr. Beattie in fiscal 2013 was scheduled to expire on June 25, 2013. The stock option was net settled and Mr. Beattie received 34,642 shares upon exercise.

Potential Payments Upon Termination or Change of Control

Our severance policy provides for severance benefits upon the following triggering events: (i) a termination of the employment of a named executive officer by us without “cause,” or (ii) a termination of the employment of a named executive officer by us without “cause” or by the named executive officer for “good reason,” either of which occurs within two years of the consummation of a “change of control” involving us. Our severance policy and the terms “cause,” “good reason,” and “change of control,” are discussed in more detail under “Compensation Discussion and Analysis — Severance Policy and Change of Control.” Payments under our severance policy are subject to the execution and delivery by the relevant executive officer of a release containing confidentiality and non-disparagement provisions that are satisfactory to us. The table below assumes that the triggering events under the severance policy occurred on June 30, 2013.

Our stock incentive grant agreements generally provide that in the event of a change of control involving us, as defined in the stock incentive plans, all unvested stock options granted and service-based restricted stock and service-based restricted stock units awarded to our employees, including our named executive officers, would automatically become fully vested. In addition, upon a change of control our outstanding performance-based awards vest and become payable at either their target value or the value that corresponds to any applicable performance targets that have already been achieved. In the event of an executive officer’s death or permanent disability, all unvested stock option awards become fully vested and a pro-rata portion of unvested service-based restricted stock and service-based restricted stock unit awards and performance-based awards also vest (in the case of performance-based awards, at either target value or the value applicable to any achieved performance targets for the relevant performance period) based on the period elapsed since the applicable grant date. The following table shows the value of unvested stock options and restricted stock and restricted stock unit awards that would vest upon the specified triggering event, based on our closing market price of $45.04 on June 28, 2013, the last trading day of fiscal 2013.

		Termination
Name	Benefit	Without Cause(1)	Without Cause or For Good Reason Within 2 Years After Change of Control(2)	Change of Control(3)	Death or Permanent Disability(3)
E. Scott Beattie	Cash	$1,800,000	$4,348,907	$—	$—
	Option vesting	—	—	77,620	776,620
	Restricted stock/SBRSU vesting	—	—	2,789,507	1,357,417
	Performance-based cash vesting	—	—	751,625	456,215
	PERSU vesting	—	—	275,239	76,455

	Total	$1,800,000	$4,348,907	$4,592,991	$2,666,705

Stephen J. Smith	Cash	$435,000	$866,268	$—	$—
	Option vesting	—	—	194,872	194,872
	Restricted stock /SBRSU vesting	—	—	642,630	324,017
	Performance-based cash vesting	—	—	244,186	129,687

	Total	$435,000	$866,268	$1,081,688	$648,576

Joel B. Ronkin	Cash	$500,000	$985,850	$—	$—
	Option vesting	—	—	349,407	349,407
	Restricted stock/SBRSU vesting	—	—	1,154,555	582,997
	Performance-based cash vesting	—	—	439,5357	233,436

	Total	$500,000	$985,850	$1,943,497	$1,165,840

Dirk Trappmann(4)	Cash	$535,578	$1,055,423	$—	$—
	Option vesting	—	—	42,432	42,432
	Restricted stock/SBRSU vesting	—	—	303,299	105,078
	Performance-based cash vesting	—	—	110,854	40,717

	Total	$535,578	$1,055,423	$456,585	$188,227

Kathleen Widmer	Cash	$400,000	$797,439	$—	$—
	Option vesting	—	—	148,247	148,247
	Restricted stock/SBRSU vesting	—	—	537,507	257,718
	Performance-based cash vesting	—	—	202,603	102,414

	Total	$400,000	$797,439	$888,357	$508,379

(1)	Severance benefit for termination without cause (other than upon a change of control or due to death or permanent disability) equals 24 months of base salary for our chief executive officer and 12 months of base salary for our other named executive officers and is payable in a lump sum.

(2)	In addition to the accelerated vesting of outstanding awards reflected in the “Change of Control” column, named executive officers receive severance benefits for termination without cause by us or by the named executive officer for good reason, either of which occurs within two years of a change of control. These severance benefits equal 2.99 times the “base amount” for our chief executive officer and 1.5 times the “base amount” for our other named executive officers, and are payable in a lump sum. “Base amount” is the average annual salary plus average bonus paid to a named executive officer during the most recently completed five fiscal years.

(3)	Reflects value of accelerated vesting of stock options calculated based on the difference between the exercise price of stock options not yet vested at June 30, 2013 and the closing market price of our common stock of $45.04 on June 28, 2013, the last trading day of fiscal 2013. Also reflects value of accelerated vesting of restricted stock and restricted stock units not yet vested on June 30, 2013, based on the closing market price of our common stock on June 28, 2013 of $45.04. Also reflects the value of accelerated vesting of all outstanding performance-based cash awards and performance-based restricted stock awards granted in fiscal 2011, fiscal 2012 and fiscal 2013, based on actual performance targets achieved during those fiscal years. Stock options that vest on an accelerated basis due to death remain exercisable by the named executive officer’s estate for 12 months after death. Stock options that vest on an accelerated basis due to permanent disability remain exercisable for six months after the permanent disability. Stock options that vest on an accelerated basis due to a change of control remain exercisable for 90 days after the change of control. The term “change of control” has substantially the same meaning under our stock incentive plans as under our severance policy.

(4)	Mr. Trappmann is paid in Swiss francs. Amounts were converted to U.S. dollars using an exchange rate of 0.942 Swiss fracs to the U.S. dollar, which is the average of all interbank rate “ask” prices for the period from July 1, 2012 through June 28, 2013, as quoted on www.canada.com, rounded to the nearest thousandth.

Equity Compensation Plan Information

The following table sets forth information concerning our common stock authorized for issuance under our equity compensation plans at June 30, 2013:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	1,594,308	(1)	$21.41	(2)	1,858,457	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	1594,308	(1)	$21.41	(2)	1,858,457	(3)

(1)	Includes 154,905 restricted stock units outstanding as of June 30, 2013. Of these restricted stock units, 57,866 vested in August 2013.

(2)	These weighted-average exercise prices do not reflect the shares that will be issued upon the vesting of outstanding awards of restricted stock units.

(3)	Of these shares of common stock, 898,053 remained available for issuance at June 30, 2013, under the Elizabeth Arden, Inc. 2011 Employee Stock Purchase Plan. Of the remaining amount, 866,201 shares were available under the 2010 Stock Award and Incentive Plan, 8,203 shares were available under the 2004 Stock Incentive Plan, and 86,000 shares were available under the 2004 Non-Employee Director Stock Option Plan. See note 14 to the consolidated financial statements in our Annual Report on Form 10-K for fiscal 2013, as filed with the SEC.

AUDIT COMMITTEE REPORT

The audit committee oversees the quality and integrity of the company’s accounting and financial reporting process, the adequacy of the company’s internal control over financial reporting, the audits of the company’s consolidated financial statements, the review of quarterly consolidated financial statements and critical accounting policies, and also carries out such other duties as may be directed by the board of directors. The audit committee selects and engages the company’s independent registered public accounting firm that performs the audit of the company’s consolidated financial statements and the company’s internal control over financial reporting, negotiates and approves the fees paid for such services and evaluates their performance. The audit committee also approves the engagement of the independent registered public accounting firm for non-audit services permissible under applicable laws and negotiates and approves the fees paid for such services.

The company’s management is responsible for the preparation, presentation and integrity of its consolidated financial statements and internal controls and for the application of accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and the company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Although the audit committee members possess broad experience in analyzing and reviewing financial statements, the audit committee is not composed of professional auditors, and its functions are not intended to duplicate or to certify the actions of management and the independent registered public accounting firm.

The audit committee reviewed and discussed the company’s audited consolidated financial statements for the fiscal year ending June 30, 2013, as well as Management’s Annual Report on Internal Control Over Financial Reporting and the effectiveness of the company’s internal control over financial reporting, with each of management and PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm responsible for auditing both the company’s consolidated financial statements and its internal control over financial reporting. In addition, the committee discussed with PricewaterhouseCoopers LLP the matters that the independent registered public accounting firm is required to discuss with the committee under applicable rules of the Public Company Accounting Oversight Board.

The audit committee also considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the company is compatible with maintaining the auditors’ independence. The audit committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and discussed with PricewaterhouseCoopers LLP their independence from the company, including any relationships that may impact their independence. The audit committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended June 30, 2013 for filing with the SEC.

Maura Clark (Chairperson) Fred Berens William M. Tatham J. W. Nevil Thomas

PROPOSAL 2 —

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires us to give our shareholders an opportunity to vote, on an advisory (non-binding) basis, regarding the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

As discussed in the Compensation Discussion and Analysis set forth on pages 15 through 24 of this proxy statement, our compensation programs are focused on pay-for-performance based on performance metrics that are tailored to achieve our strategic business plan and align executive incentives with the creation of shareholder value, while ensuring the competitiveness of executive compensation in comparison to our peer group and the broader market to enhance our ability to attract and retain talented executives. We design our executive compensation programs to pay well when performance metrics are achieved, and, conversely, to pay below the market median level of compensation when performance metrics are missed. We believe that our executive compensation programs are well-designed and appropriately align executive compensation with shareholder interests, and at our 2012 Annual Meeting of Shareholders, our shareholders approved the compensation paid to our named executive officers with a “FOR” vote of 96.9% of the votes cast at the meeting.

In particular, payouts under our annual Management Bonus Plan and other incentive awards (like performance-based cash and restricted stock awards) depend on the company achieving challenging pre-determined performance metrics tied to our strategic business plan that are intended to drive long-term shareholder value. Performance based programs (such as our Management Bonus Plan and our performance-based cash and restricted stock awards) do not pay out unless threshold performance metrics are achieved, as evidenced by the lack of bonus payouts to executive officers under our fiscal 2013 Management Bonus Plan. Our grants of stock options and SBRS and SBRSU have historically vested over three-year service periods to enhance our ability to retain talent and reward long-term contributors, while also aligning executive incentives with the interests of our shareholders. We have also established stock ownership guidelines and a “clawback” policy applicable to our executive officers to ensure a long-term focus consistent with shareholder interests.

For fiscal 2013 performance target purposes, we achieved adjusted net sales of $1.354 billion and adjusted EPS of $2.14 (as discussed above under “Elements of Elizabeth Arden’s Executive Compensation Program-Short-Term Cash Incentives – Fiscal 2013 Management Bonus Plan”). Our earnings and net sales results fell short of our expectations and the performance targets relevant to fiscal 2013 executive compensation, but we made progress on our initiative to expand fragrance sales in Western Europe, increasing our fragrance sales in Europe by 26%, and on the execution of our Elizabeth Arden brand repositioning. While our one-year total shareholder return through June 30, 2013 of 16% was below the median of our peer group, our three-year total shareholder return through June 30, 2013 was 46%, compared to our peer group median of 28%.

In light of our fiscal 2013 financial performance, at the request of our chief executive officer, our compensation committee did not approve any payouts for executive officers under our fiscal 2013 Management Bonus Plan, even though our net sales results would have supported a payout of 16.08% of target bonuses. Further, based on our EPS and net sales results, our executive officers earned only 32.16% of the performance-based cash and restricted stock awards granted to our executive officers in fiscal 2013. As a result of the absence of any payout under the fiscal 2013 Management Bonus Plan, average actual total cash (base salary plus Management Bonus Plan payout) for our executive officers was below the 25th percentile of Mercer’s composite market values. Further details are provided in the Compensation Discussion and Analysis beginning on page 15.

We believe that our executive compensation programs are designed to help us attract and retain the highly qualified managerial talent that is necessary to continue to successfully pursue our strategic business plan, while also appropriately reflecting a pay-for-performance philosophy. We ask that our shareholders indicate their support for the compensation of our named executive officers as described in this proxy statement by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the company’s Proxy Statement for the 2013 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and narrative disclosure.”

This say-on-pay vote is advisory, which means that the shareholder vote on this proposal is not binding on us, our board of directors or our compensation committee. The compensation committee and the board of directors do, nonetheless, value the opinions expressed by our shareholders and will carefully consider the outcome of this vote when making future compensation decisions regarding executive compensation.

The board of directors has adopted a policy for providing annual say-on-pay advisory votes. Unless the board modifies this policy, the next say-on-pay advisory vote will be held at our 2014 annual meeting of shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3 —

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to conduct the audit of our consolidated financial statements for the fiscal year ending June 30, 2014. The appointment of the independent registered public accounting firm by the audit committee is submitted annually for ratification by the shareholders. Although shareholder approval is not required, if the shareholders do not ratify the appointment, the audit committee will reconsider the matter. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2014.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows the fees paid to PricewaterhouseCoopers LLP for the audit of the consolidated financial statements and internal control over financial reporting and other services provided for the fiscal years ended June 30, 2013 and 2012, respectively:

	Fiscal Year Ended
	June 30, 2013	June 30, 2012
Audit fees	$2,323,805	$2,194,430
Audit-related fees	—	—
Tax fees	1,526,551	900,141
All other fees	1,818	1,818

Total	$3,852,174	$3,096,389

Audit Fees. Audit fees consisted principally of fees for audit work performed on the consolidated financial statements and internal control over financial reporting included in our Annual Report on Form 10-K for fiscal 2013 and 2012, the quarterly reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for fiscal 2013 and 2012, and services that are normally provided by our independent registered public accounting firm in connection with statutory audits and SEC regulatory filings or engagements. In addition, audit fees include fees related to the audit of internal controls over financial reporting included in our annual report on Form 10-K for the applicable fiscal year.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the audit or review of our consolidated financial statements.

Tax Fees. The tax fees listed above consisted of fees for assistance with matters related to such services as domestic and international tax planning, tax compliance, including tax filings, tax audits (including audits for income taxes, indirect taxes and customs duties) and general tax advice. The increase in tax fees is related primarily to services provided with respect to the pending Internal Revenue Service audit of our 2008 and 2009 fiscal years.

All Other Fees. The other fees listed above relate primarily to annual subscription fees paid to access PricewaterhouseCoopers’ accounting reference website.

Pre-Approval Policies and Procedure for Audit and Permitted Non-Audit Services. The audit committee has developed policies and procedures regarding the approval of all non-audit services that are to be rendered by our independent registered public accounting firm, as permitted under applicable laws, and the corresponding fees for such services. In situations where the full audit committee is unavailable to pre-approve any permitted non-audit services to be rendered by our independent registered public accounting firm: (i) our chief financial officer and general counsel will evaluate the proposed engagement to confirm that the engagement is not prohibited by any applicable rules of the SEC, the Public Company Accounting Oversight Board or NASDAQ, (ii) following such confirmation by the chief financial officer and the general counsel, the chairperson of the audit committee will determine whether we should engage our independent registered public accounting firm for such permitted non-audit services and, if so, negotiate the terms of the engagement with our independent registered public accounting firm, and (iii) the chairperson of the audit committee will report to the full audit committee at its next regularly scheduled meeting about any engagements of our independent registered public accounting firm for permitted non-audit services that have been approved by the chairperson. Alternatively, after confirmation by the chief financial officer and the general counsel, the full committee may pre-approve engagements of our independent registered public accounting firm at audit committee meetings.

Consistent with these policies and procedures, all audit services and non-audit services, including tax services, and all fees associated with such services performed by our independent registered public accounting firm in the fiscal years ended June 30, 2013 and 2012 were pre-approved by the chairperson of the audit committee and ratified by the audit committee or approved by the full audit committee.

PROPOSAL 4 —

SHAREHOLDER PROPOSAL REGARDING THE USE OF ANIMALS IN PRODUCT TESTING

Mr. Brook Dubman, with an address of 2332 Millpark Drive, Maryland Heights, MO 63043, owner of 82 shares of our common stock, has given notice that he intends to present for action at the Annual Meeting the following resolution:

RESOLVED, that, shareholders encourage the Board of Elizabeth Arden, Inc. (Arden) to increase transparency around the use of animals in product testing and to use its considerable influence to bring about change in cosmetics testing and regulations. As part of their corporate social responsibility, Arden should make information on their animal use publicly available on their website and accessible on a constant basis, updated annually. This information should include the species, numbers, and specific purpose of animal use. Additionally, Arden should join the Institute for In Vitro Sciences Industry Council for the Advancement of Regulatory Acceptance of Alternatives (IIVS ICARAA).

Supporting Statement

By conducting animal testing, Arden fails to protect its consumers. When researchers took a retrospective look at 150 human clinical trials of inflammatory diseases (including asthma, commonly triggered by fragrances) they found 100% of drugs developed using mice failed.1 Another example from a peer-reviewed article found that adult women who were exposed to common scented products, including fragrances, had an increased risk of cardiovascular health.2 Animals are not useful predictors of diseases or toxicity. The National Academy of Sciences agrees that many animal-based tests are not human-relevant.

Given the intense interest in cosmetic testing worldwide, it makes business sense to be transparent about when animal testing occurs and to actively reduce it, even if required by regulatory authorities. Indeed, 72% of Americans polled believe testing cosmetics or personal care products on animals is inhumane or unethical.3 Globally we see this trend continuing with 2-out-of-3 Brazilians, 8-out-of-10 Canadians, and 7-out-of-10 South Koreans supporting a national ban on animal testing. In Japan nearly 90% of respondents stated “I don’t want manufactures [sic] to use ingredients in cosmetics whose safety cannot be determined unless they are tested on animals.”4

[1]	http://www.pnas.org/content/110/9/3507.full.pdf
[2]	http://www.ncbi.nlm.nih.gov/pmc/articles/PMC3404664/
[3]	http://pcrm.org/research/animaltestalt/cosmetics/americans-oppose-testing-on-animals
[4]	http://www.humanesociety.org/news/press_releases/2013/03/american-poll-cosmetic-animal-testing-031213.html

Tests conducted on Arden’s behalf are likely extremely cruel. Fragrances may be tested in nose-only inhalation tests, in which an experimenter shoves animals face-first into tubes no larger than their bodies, to force them to breathe the airborne test item. The animals are kept there for four to six hours, daily, for up to three months.

Arden misleads consumers by stating it works closely with industry and the scientific community. A simple suggestion by the Physicians Committee for Responsible Medicine to join the IIVS ICARAA, a coalition of companies dedicated to implementing alternative methods in countries where animal tests are currently required, was ignored. Furthermore, Arden scientists are neither present at scientific meetings/conferences nor published in peer-reviewed journals where advancements in alternative methods are discussed. Arden has a responsibility to visibly and actively work towards regulatory acceptance of nonanimal methods, rather than relying on, and hiding behind, trade groups.

We urge shareholders to vote in favor of this proposal encouraging Arden to address animal use and replacement efforts. There is simply no evidence that Arden is making any efforts to move away from conducting or paying for animal tests, to the detriment of the health and regard of its customers.

Board of Directors’ Statement in Opposition to the Shareholder Proposal on Animal Testing

For the reasons explained below, our board of directors believes that adopting this proposal is not in the best interests of the company and its shareholders.

The Physicians Committee for Responsible Medicine (“PCRM”), as representative for one of our shareholders, has again put forth a shareholder proposal regarding animal testing that the board of directors believes is not in the best interests of the company and its shareholders. We note that our shareholders overwhelmingly agreed with the board of directors’ recommendation last year, with approximately 95% of our shareholders voting against PCRM’s prior proposal. Notwithstanding our shareholders’ resounding agreement with our position, PCRM has put forth a virtually identical resolution this year, augmented only by what we view as inflammatory, speculative and/or misleading statements.

As we noted last year, our animal testing policy is available at www.elizabetharden.com by clicking on “Customer Service” and then “Animal Testing Policy” under the heading “Our Policies,” and sets forth our commitment to the health and safety of consumers, to creating products that comply with the laws of all countries where our products are sold and to eliminating the need for animal testing in our industry. To this end, we do not perform any animal tests on our product formulations or ingredients, nor do we ask others to test on our behalf, except in the rare circumstances where required by law.

Currently, in those rare instances where the law of a particular country requires animal testing to confirm the safety of products before they may be sold in that country, the tests conducted and the protocols used are only those dictated by law and must be performed by government-approved laboratories. Accordingly, we have no control over the tests or protocols that are required. Much as we may prefer to, we cannot substitute our judgment regarding animal testing in the place of the regulatory requirements imposed by applicable governmental authorities.

We understand and appreciate, however, the position of those that oppose animal testing for cosmetics. As we noted last year, through industry trade associations, including the Personal Care Products Council in the United States (the “PCPC”) and Cosmetics Europe, and through our membership in the European Partnership for Alternative Approaches to Animal Testing (the “EPAA”), we contribute towards efforts that promote and support research to develop alternatives to animal testing for cosmetic products that will reduce and/or eliminate the need to use animals in product safety testing globally. According to estimates by PCPC, hundreds of millions of dollars have been spent to date to identify, develop and validate scientifically valid alternatives to animal testing, funded in large part by contributions from beauty industry companies, including Elizabeth Arden. As a result of such efforts, alternatives to animal tests have already been developed and validated for certain safety tests. These industry trade associations, with our active support, have also been encouraging foreign regulatory bodies that currently require animal testing for product registration and sale to accept alternatives to animal testing.

The EPAA in particular is an unprecedented collaboration between the European Commission, seven different industry sectors, including the cosmetics industry, and member companies. The EPAA is dedicated to promoting the development, validation and implementation of alternatives to animal testing, and perhaps more importantly, to enhancing the acceptance, harmonization and mutual recognition of alternatives to animal testing at national, European and international levels.

Through our membership in the EPAA, we support the efforts of the In Vitro Sciences Industry Council (“IIVS”) to promote regulatory acceptance of alternatives to animal testing, the very organization promoted in PCRM’s proposed resolution. The EPAA and IIVS entered into a Memorandum of Understanding in November 2012 (the “MOU”) to establish a strategic partnership dedicated to the international dissemination of alternatives to animal testing. Based on information provided by EPAA, EPAA and IIVS are currently collaborating on numerous programs to promote international awareness and acceptance of animal testing alternatives. In the MOU, EPAA and IIVS acknowledge that a shared commitment and cooperation regarding the development and promotion of animal testing alternatives can better advance the awareness, availability and acceptance of alternative techniques to evaluate product safety. The MOU also reflects EPAA’s willingness to provide both financial and other resources to IIVS to support its activities. In addition, Cosmetics Europe has a direct collaboration with IIVS on the development of alternatives to animal testing. We believe that these types of broad-based, international efforts, rather than the independent, uncoordinated efforts of individual companies, are the most cost-effective and expeditious way to achieve the goal of reducing and/or eliminating completely the need for animal testing while ensuring that products comply with all applicable laws.

Given that our Animal Testing Policy is already on our website, that animal testing is performed on our behalf only to the extent required by law, and that information regarding our active support of various efforts to find and promote alternatives to animal testing is publicly available through PCPC, EPAA and Cosmetics Europe, we believe that providing further information on our efforts to identify and promote alternatives to animal testing is unnecessary. In addition, as noted previously, any such testing is the result of government requirements that we must comply with, and disclosure of testing details may be taken out of context. Further, because the EPAA and Cosmetics Europe are already collaborating with IIVS to validate and promote international awareness and acceptance of alternatives to animal testing, we believe that joining IIVS is duplicative of the support we currently provide for broad, international collaborations between industry and the scientific community to find and promote alternatives to animal testing. For these reasons, we believe that adopting the proponent’s proposal would not be in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THE SHAREHOLDER PROPOSAL REGARDING ANIMAL TESTING.

SHAREHOLDER PROPOSALS AND NOMINATIONS OF

BOARD MEMBERS FOR THE 2014 ANNUAL MEETING

If a shareholder intends to present a proposal for action at the 2014 annual meeting of shareholders and wishes to have that proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the Secretary of the company by June 10, 2014. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

Our by-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals (other than those submitted in reliance on Rule 14a-8 under the Exchange Act) and nominations of individuals for election to the board of directors. In general, in order for a shareholder proposal or director nomination to be properly brought before the 2014 annual meeting, written notice of such shareholder proposal or director nomination must be received by the Secretary of the company no later than August 8, 2014, nor before July 9, 2014, provided, however, that if the 2014 annual meeting is more than thirty days before or more than sixty days after November 6, 2014, such written notice must be received by the Secretary of the company not later than ninety days prior to date of the 2014 annual meeting or, if later, the close of business on the tenth day following the date that public disclosure of the date of the 2014 annual meeting is first made.

Except for shareholder proposals subject to Rule 14a-8 under the Exchange Act, the written notice of a shareholder proposal must comply with the requirements of our amended and restated by-laws regarding shareholder proposals, including as to each matter the shareholder proposes to bring before the annual meeting, among other things, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our corporate books, of the shareholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the shareholder, including any synthetic equity interests or any short interests in our common stock, (d) any significant equity (including synthetic equity and short interests) in our principal competitors, and (e) any material interest of the shareholder in such shareholder’s proposal.

The written notice of a shareholder director nomination must comply with the requirements of our amended and restated by-laws regarding director nominations by shareholders, including as to each nominee the following information, among other things: (i) the name and address of each nominee proposed in such notice, (ii) the number of shares of our common stock which are beneficially owned by each such nominee, (iii) such other information concerning each such nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director, (iv) any information that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such nominee, and (v) a completed and signed questionnaire, representation and agreement in accordance with our amended and restated by-laws. The questionnaire and written representation and agreement are available from the Secretary of the company upon written request.

If the presiding officer at any shareholders’ meeting determines that a shareholder proposal or director nomination was not made in accordance with our by-laws or SEC rules, as applicable, and subject to applicable SEC regulations, we may disregard that proposal or nomination. In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2014 annual meeting of shareholders, but the proposal complies with the advance notice procedure prescribed by our by-laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

Proposals, director nominations and requests for the questionnaire, representation and agreement applicable to shareholder director nominees should be addressed to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145th Avenue, Miramar, Florida 33027.

GENERAL INFORMATION

Directions to Annual Meeting. If you require directions to the annual meeting, you may contact the office of our Secretary by calling (954) 364-6900 or visit our annual meeting website at http://annualmeeting.elizabetharden.com.

Expenses of Solicitation. We will bear the expense of soliciting proxies. Proxies will be solicited principally by mail. Our directors, officers and regular employees may, however, solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Multiple Shareholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to shareholders permit us, banks, brokerage firms, and other nominees to send one annual report and proxy statement to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” Shareholders who hold their shares through a bank, broker, or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a shareholder wishes to revoke a “householding” consent previously provided to a bank, broker, or other nominee, the shareholder must contact the bank, broker, or other nominee, as applicable, to revoke such consent. If you are a record shareholder and wish to receive a separate proxy statement for the 2013 Annual Meeting or a 2013 Annual Report, you may obtain copies promptly by writing to Secretary, Elizabeth Arden, Inc., 2400 S.W. 145 Avenue, Miramar, Florida 33027, by calling (954) 364-6900, or by visiting our annual meeting website at http://annualmeeting.elizabetharden.com and downloading the PDF documents. Two or more record shareholders sharing an address can request delivery of a single copy of future proxy statements, annual reports and other annual meeting materials by contacting us in the same manner.

Any shareholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any shareholders sharing an address whose shares of common stock are held by a bank, broker, or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

Transfer Agent and Registrar. Our transfer agent and registrar is American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219. Their telephone number is (800) 937-5449 and their website is www.amstock.com.

Other Matters. The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

Form 10-K

Shareholders entitled to vote at the meeting may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, including the consolidated financial statements required to be filed with the SEC, without charge, upon written request to Elizabeth Arden, Inc., Attention: Secretary, 2400 S.W. 145th Avenue, Miramar, Florida 33027, or by visiting our corporate website at www.elizabetharden.com.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miramar, Florida

October 8, 2013

0	¢

REVOCABLE PROXY - COMMON STOCK

ELIZABETH ARDEN, INC.

ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 6, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Oscar E. Marina and Beatriz Koltis as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of common stock of Elizabeth Arden, Inc., with respect to which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our office located at 2400 S.W. 145 Avenue, Miramar, Florida 33027, on Wednesday, November 6, 2013 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

ELIZABETH ARDEN, INC.

November 6, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement and Annual Report

are available at http://annualmeeting.elizabetharden.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

”  Please detach along perforated line and mail in the envelope provided.  ”

¢	00003333333303030000 2	110613

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3, and a vote AGAINST Proposal 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR the election of all of the nominees for director named in the Proxy Statement (Proposal 1); FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the Proxy Statement (Proposal 2); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2014 (Proposal 3); AGAINST the shareholder proposal regarding animal testing (Proposal 4); and in the discretion of the proxy holders as to any other matter that may properly come before the annual meeting and any adjournment or postponement thereof.		Proposal 1.	Election of Directors A. Salman Amin E. Scott Beattie Fred Berens Maura J. Clark Richard C.W. Mauran William M. Tatham J. W. Nevil Thomas	FOR ☐ ☐ ☐ ☐ ☐ ☐ ☐	AGAINST ☐ ☐ ☐ ☐ ☐ ☐ ☐	ABSTAIN ☐ ☐ ☐ ☐ ☐ ☐ ☐
		Proposal 2.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
		Proposal 3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2014.	☐	☐	☐
		Proposal 4.	Shareholder proposal regarding the use of animals in product testing.	☐	☐	☐
Other Business
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	In their judgment, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢